SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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ConAgra Foods, Inc.

(Name of Registrant as Specified In Its Charter)

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PROXY STATEMENT

September 27, 2007

Annual Meeting of Stockholders

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001

PHONE: 402-595-4000

Gary Rodkin Chief Executive Officer

August 17, 2007

Dear Fellow Stockholder:

It is my pleasure to invite you to join us for the ConAgra Foods Annual Meeting of Stockholders in Omaha, Nebraska on September 27, 2007.

Our business meeting this year will cover the election of directors, ratification of the appointment of our auditors for fiscal 2008 and the consideration of one stockholder proposal. You can find information about each of these items in the pages that follow. Our Chairman of the Board, Steve Goldstone, and I will host a question-and-answer session for our stockholders following the business meeting.

We look forward to seeing you in Omaha. Your admission card, which is required for attendance, is enclosed. If you cannot be with us in person, please be sure to vote your shares by proxy. Just mark, sign and date the enclosed proxy card and return it in the postage-paid envelope. Or, use the Internet or telephonic voting methods described in the following pages. Your prompt response is appreciated.

Thank you for your continued investment in ConAgra Foods.

Sincerely,

Gary Rodkin

ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001

PHONE: 402-595-4000

Colleen Batcheler Vice President, Chief Securities Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ConAgra Foods’ Annual Stockholders’ Meeting will be held on Thursday, September 27, 2007, in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska. The meeting will begin promptly at 1:30 p.m. Central Time. Registration will begin at 12:30 p.m.

What matters will be voted on?

•	Election of Directors

•	Ratification of the appointment of our independent auditor for fiscal 2008

•	One stockholder proposal that may be presented at the meeting

•	Any other business properly brought before the meeting in accordance with our bylaws

Who may vote?

Stockholders of record as of the close of business on August 2, 2007 are eligible to vote at the Annual Stockholders’ Meeting and any postponements or adjournments. You may vote by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope. You may also vote by telephone or through the Internet. See page 1 of the accompanying proxy statement for more information on voting procedures.

What if I want to attend the meeting?

We encourage you to vote as soon as possible even if you plan to attend the meeting. An admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, will be required for admission to the Annual Meeting.

If you are unable to attend in person, you can hear the meeting via live audio cast at investor.conagrafoods.com. An archived copy of this webcast will be available on our website following the meeting.

By order of the Board of Directors,

Colleen Batcheler

August 17, 2007

Omaha, Nebraska

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

PROXY STATEMENT

Meeting and Voting Information

We are mailing this proxy statement to our stockholders in connection with the solicitation by our Board of Directors of proxies to be used at the ConAgra Foods, Inc. Annual Meeting of Stockholders. The meeting will be held in the Witherspoon Concert Hall of the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska on September 27, 2007, and begin promptly at 1:30 p.m. Central Time. Distribution of this proxy statement is scheduled to begin on or about August 17, 2007.

Help Reduce Our Mailing Expenses. You can help us reduce the cost of printing and mailing proxy statements and annual reports by opting to receive future materials electronically. To enroll, please visit the website www.investordelivery.com and follow the instructions provided. Have your proxy card in hand when accessing this website.

Voting Stock. Stockholders of record at the close of business on August 2, 2007 will be entitled to vote at the meeting and any postponements or adjournments. On August 2, 2007, there were 490,697,687 voting shares of our common stock issued and outstanding. Each share of common stock is entitled to one vote.

Manner of Voting; Proxies. Your vote is very important. For this reason, the Board of Directors is requesting that you vote your shares by proxy.

•	If you hold shares of ConAgra Foods stock under your own name, you can vote your shares by proxy in one of the following manners:

¡	Via the Internet at www.proxyvote.com and following the instructions

¡	By telephone at 1-800-690-6903 on a touch-tone phone and following the recorded instructions

¡	By mail by signing and returning the enclosed proxy card in the postage-paid envelope

•	If a broker, bank or other nominee holds your stock, you will receive instructions from them that you must follow in order to have your shares voted by proxy.

The proxies will vote all shares in accordance with the instructions you provide. Of course, you can always come to the meeting and vote your shares in person.

You may revoke your proxy before the meeting by using the Internet voting procedures, the telephone voting procedures, or by mailing a signed instrument revoking the proxy to: Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102. To be effective, you must submit an Internet or telephonic revocation by 11:59 p.m. Eastern Time on September 26, 2007, or our Corporate Secretary must receive your mailed revocation on or before September 26, 2007. You may attend the meeting in person, withdraw your proxy and vote in person.

Proxies may be solicited by our directors, officers and other employees not specially employed for the purpose. These individuals will not receive additional compensation for the solicitation. We will reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

Meeting Quorum and Vote Requirements. To hold the meeting a quorum must be present. The presence of a majority of the outstanding common stock represented in person or by proxy at the meeting will constitute a quorum. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved. The inspectors will also treat proxies held in “street name” by brokers where the broker indicates that it does not have authority to vote on one or more of the proposals coming before the meeting (“broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved. If a quorum is present:

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We will hold an election of directors. Each outstanding share is entitled to cast one vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast in the election. An incumbent director nominee who receives a greater number of votes “withheld” than “for” is required to tender his or her resignation to the Board, and the resignation will be accepted or rejected by the Board as more fully described in “Corporate Governance”. Abstentions and broker non-votes are not treated as votes cast and therefore will not affect the outcome of the election of directors.

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We will vote on ratification of the appointment of the independent auditor. The appointment will be ratified if approved by a majority of the shares present and entitled to vote on the matter. Abstentions will be counted; they will have the same affect as a vote against the matter. Broker non-votes will be disregarded.

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We will vote on a stockholder proposal if it is properly brought before the meeting. The stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares present and entitled to vote on the proposal. Abstentions will be counted; they will have the same affect as a vote against the matter. Broker non-votes will be disregarded.

Manner of Proxy Voting. The shares represented by all valid proxies received by Internet, by telephone or by mail and not revoked will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: “For” each of the nominees for director, “For” ratification of the appointment of the independent auditor and “Against” the stockholder proposal. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

Attendance at the Meeting. Only stockholders of record as of the close of business on August 2, 2007 and their guests will be able to attend the meeting. Admission will be by ticket or confirming bank/brokerage statement only, and those attending the meeting must bring some form of government-issued photo identification.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is on the back of your proxy card.

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If your ConAgra Foods shares are registered in your name and you received your proxy materials over the Internet, please refer to the appropriate section of the electronic materials to print your admission ticket.

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If your ConAgra Foods shares are held in a bank or brokerage account and you did not receive an admission ticket, you may still attend the meeting if you bring a recent bank or brokerage statement showing that you owned ConAgra Foods common stock on August 2, 2007. Some form of government-issued photo identification will also be required.

Delivery of Documents to Stockholders Sharing an Address. We are allowed to deliver a single annual report and proxy statement to a household at which two or more stockholders reside when we believe those stockholders are members of the same family. Accordingly, your household will receive only one copy of our annual report and proxy statement unless we receive instructions that you prefer multiple mailings. You will continue to receive individual proxy cards for each registered account. If you prefer to receive separate copies of the annual report and proxy statement for each registered account, please contact our agent, Broadridge, at: 1-800-542-1061, or in writing at: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will remove you from the householding program within 30 days of receipt of your request, following which you will receive an individual copy of the material.

Voting Securities of Directors, Officers and Greater Than 5% Owners

As of August 2, 2007, our directors and “named executive officers” for purposes of this proxy statement beneficially owned the number of shares of ConAgra Foods common stock set forth below. No director or executive officer, individually or as a group, beneficially owned 1% or more of our common stock as of August 2nd.

Our directors and executive officers are committed to owning stock in ConAgra Foods. Directors have agreed not to sell any of their ConAgra Foods stock in the market until they cease to be a director. Our Board has established stock ownership guidelines for executive officers, which require those executives to own ConAgra Foods stock worth various multiples of their salaries.

Name	Beneficial Ownership (#)	Name	Beneficial Ownership (#)
Mogens C. Bay (1)(2)	118,000	John F. Gehring (4)	136,715

Stephen G. Butler (1)	49,200	Andre J. Hawaux (2)(4)	40,050

John T. Chain, Jr. (1)	89,800	Owen C. Johnson (4)	598,350

Steven F. Goldstone (1)	103,768	Jacqueline McCook (5)	64,492

Alice B. Hayes (1)(2)	64,800	Scott Messel (4)	87,496

W.G. Jurgensen (1)	74,000	Robert F. Sharpe, Jr. (4)	311,671

Ruth Ann Marshall	0	Frank S. Sklarsky (5)	0

Mark H. Rauenhorst (1)(3)	91,710

Carl E. Reichardt (1)(2)	152,200

Gary M. Rodkin (4)	1,004,425	All Directors and Current Executive Officers as a Group (21 people) (1)(4)(6)	3,363,554
Ronald W. Roskens (1)(2)	121,069
Andrew J. Schindler	0

Kenneth E. Stinson (1)	122,000

1.	Includes the following numbers of shares subject to stock options exercisable at or within 60 days of August 2, 2007: Bay, 90,000 shares; Butler, 36,000 shares; Chain, 54,000; Goldstone, 99,168 shares; Hayes, 54,000 shares; Jurgensen, 45,000 shares; Rauenhorst, 54,000 shares; Reichardt, 90,000 shares; Roskens, 90,000 shares; and Stinson, 90,000 shares. Excludes the following numbers of shares that as of August 2, 2007 have been credited to deferred compensation accounts and will not be received by the director until more than 60 days after his or her departure from the Board: Butler, 6,954 shares; Chain, 6,093 shares; Goldstone, 3,365 shares; Hayes, 15,223 shares; Jurgensen, 15,201 shares; and Rauenhorst, 16,871 shares.

2.	For Mr. Bay, includes 28,000 shares as to which Mr. Bay shares voting and investment power with his spouse. For Ms. Hayes, includes 9,000 shares held in trust for her benefit. For Mr. Reichardt, includes 10,000 shares held in trust. For Mr. Roskens, includes 13,200 shares held in trust for the benefit of his spouse, who resides with him. For Mr. Hawaux, includes 550 shares held by his spouse, who resides with him.

3.	Includes 857 shares owned by a charitable foundation of which Mr. Rauenhorst is the President and a director and over which he does not disclaim beneficial ownership but does share voting and investment power with his spouse.

4.	Includes the following number of shares subject to stock options exercisable at or within 60 days of August 2, 2007: Rodkin, 792,000 shares; Gehring, 116,883 shares; Hawaux, 32,000 shares; Johnson, 525,352 shares; Messel, 71,000 shares; and Sharpe, 248,000 shares. Excludes the following numbers of shares that as of August 2, 2007 have been deferred and will not be received by the executive until more than 60 days after his departure from the company: Rodkin, 47,502 shares; Johnson, 739 shares; and Messel, 285 shares.

5.	For Ms. McCook, includes 64,000 shares subject to options exercisable at or within 60 days of August 2, 2007. Ms. McCook ceased to be an executive officer on February 19, 2007 and resigned subsequent to fiscal year-end. Mr. Sklarsky resigned as of October 6, 2006.

Footnotes continued on following page

6.	Includes 183,380 shares subject to stock options exercisable at or within 60 days of August 2, 2007 by executive officers not individually named in this table. Also includes 2,712 shares credited to the company’s defined contribution plan (CRISP) accounts of these other executive officers, measured as of July 27, 2007.

The following stockholders report ownership of more than 5% of our outstanding common stock as of the dates noted in the footnotes accompanying the table.

Name and Address	Beneficial Ownership (#)	Percent of Class (%) (1)
Capital Research and Management Company (2) 333 South Hope Street Los Angeles, CA 90071	29,806,200	6.1%

State Street Bank and Trust Company (3) 225 Franklin Street Boston, MA 02110	26,434,789	5.4%

1.	Based on shares outstanding on the record date of August 2, 2007.

2.	Based on a Form 13F/A filed by Capital Research and Management Company with the Securities and Exchange Commission (the “SEC”) on June 21, 2007.

3.	Based on a Form 13F filed by State Street Corporation with the SEC on May 15, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who own more than 10% of a registered class of our equity securities file with the SEC and NYSE reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10% owners are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports furnished to us or written representations that no other reports were required, we believe that during fiscal 2007, all filing requirements were met.

Corporate Governance

Our Board of Directors is committed to adhering to the sound governance practices we have in place, and implementing changes to those practices when appropriate. Substantive changes to our governance in recent years include the following:

•	Expiration of “Poison Pill” Rights Plan. In 2004, our Board of Directors terminated our rights plan. We no longer have a stockholder rights plan in place.

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Phase-Out of Staggered Board. At the 2005 annual meeting, our stockholders approved the phasing-out of three-year staggered terms of our directors. That phase-out is near completion. Following this year’s meeting, each of our directors will be serving a term that expires at the 2008 annual meeting. At the 2008 annual meeting, all of our directors (or their respective successors) will stand for election for a one-year term.

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Adoption of Stock Ownership Guidelines for Leadership. In March 2006, our Board of Directors adopted stock ownership guidelines for senior leaders across the company to evidence further its desire to align the interests of our management and stockholders. The guidelines require ownership of ConAgra Foods stock with a value equal to a set multiple of the leader’s salary. For our Chief Executive Officer, Gary Rodkin, that level is six times salary. Our directors have also each agreed not to engage in open market sales of our common stock during their tenure.

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Majority Voting in Director Elections. In July 2006, our Board of Directors amended our bylaws to provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting unless the election is a contested election. If a nominee is not elected and the nominee is an incumbent director, the director is required to promptly tender his or her resignation to the Board of Directors. The Board’s Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the certification of the election results. In the event of a contested election, directors will be elected by the vote of a plurality of the shares present and entitled to vote at the meeting.

To learn more about our governance practices, you can review any of the following corporate governance documents, which appear on our website at investor.conagrafoods.com through the “Corporate Governance” link. From time to time these documents are updated, and amended documents are posted promptly to the website. The documents are also available in print to any stockholder upon request to the Corporate Secretary:

•	Corporate Governance Principles

•	Code of Conduct, our commitment to our longstanding standards for ethical business practices

•	Code of Ethics for Senior Corporate Officers

•	Audit Committee Charter

•	Corporate Governance Committee Charter

•	Human Resources Committee Charter

•	Nominating Committee Charter

•	Procedures for bringing concerns or complaints to the attention of the Audit Committee

Interested parties may communicate with our Board of Directors or the Chairman by writing to: ConAgra Foods Board of Directors c/o Corporate Secretary, ConAgra Foods, Inc., Box 2000, One ConAgra Drive, Omaha, Nebraska 68102. Communications will be compiled by the Corporate Secretary and forwarded to the Board or individual director addressee on at least a bi-weekly basis. The Corporate Secretary will routinely filter communications that are solicitations, consumer complaints, unrelated to ConAgra Foods or ConAgra Foods’ business or reasonably determined to pose a possible security risk to the addressee.

Board of Directors

ConAgra Foods’ business is managed under the direction of our Board of Directors. Currently, the Board of Directors is comprised of 13 members. The basic responsibility of the Board is to exercise their business judgment to act in what each director reasonably believes to be in the best interests of ConAgra Foods and our stockholders. The senior management team is responsible for the day-to-day conduct of our business.

The Board of Directors meets on a regularly scheduled basis and holds an executive session without management present at every regularly scheduled meeting. The Chairman of the Board presides at all meetings, including executive sessions. During fiscal 2007, the Board met seven times (five regular meetings and two special meetings). All members attended at least 75% of the combined board and committee meetings that required their attendance.

Our Board members are encouraged to attend the annual stockholders’ meeting. All current members of the ConAgra Foods Board who were directors at the time of the 2006 annual meeting attended that meeting.

Board Independence

The Board of Directors is composed of a substantial majority of independent directors. The Board has established independence standards for company directors that are listed in the Corporate Governance Principles available on our website at investor.conagrafoods.com through the “Corporate Governance” link.

The Board has determined that directors Bay, Butler, Chain, Goldstone, Hayes, Jurgensen, Marshall, Reichardt, Roskens, Schindler and Stinson have no material relationship with ConAgra Foods and are independent within the meaning of our independence standards. These individuals, in the groups identified in the table beginning below, are the only members of our Audit Committee, Corporate Governance Committee, Human Resources Committee and Nominating Committee.

Mr. David Batchelder and Mr. Howard Buffett, who were directors during the fiscal year but are no longer serving, were previously found by the Board to be independent under the company’s independence standards. In determining Mr. Buffett’s independence, the Board took into consideration the payments made to Mr. Buffett during the fiscal year for his service to joint ventures in which the company is a participant. These payments are described in the footnotes to the Director Compensation Table.

In addition to satisfying our independence standards, each member of the Audit Committee must satisfy an additional SEC independence requirement that provides that the member may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their director’s compensation and may not be an “affiliated person” of ConAgra Foods. Each member of the Audit Committee satisfies this additional independence requirement.

Board Committees

Standing Committees	Summary of Committee Functions
Audit Committee 13 meetings in fiscal 2007 Mogens C. Bay Stephen G. Butler* W.G. Jurgensen Kenneth E. Stinson

•         Oversees the integrity of the company’s financial statements and reviews annual and quarterly SEC filings and earnings releases

•         Receives reports on matters including critical accounting policies of the company, significant changes in the company’s selection or application of accounting principles and the company’s internal control processes

•         Reviews the qualifications, independence and performance of the independent auditor and internal audit department

•         Has sole authority to retain, compensate, oversee and terminate the independent auditor

•         Pre-approves audit and non-audit services performed by the independent auditor

•         Reviews the company’s compliance with legal and regulatory requirements

Corporate Governance Committee 3 meetings in fiscal 2007 Mogens C. Bay John T. Chain* Steven Goldstone Alice Hayes Kenneth E. Stinson

•         Considers and makes recommendations to the Board concerning the size, functions and policies of the Board, including the governance policies of the Board

•         Advises on factors and relationships affecting the company’s image and reputation

•         Considers and makes recommendations to the Board concerning the size and functions of the various Board committees

•         Assists the Chairman with the conduct of the Board’s annual self-evaluation

•         Assesses the independence of Board members

* Denotes Committee Chair

Standing Committees	Summary of Committee Functions

Executive Committee 2 meetings in fiscal 2007	• Generally has authority to act on behalf of the Board of Directors between meetings

Stephen G. Butler Steven Goldstone* Carl E. Reichardt Gary Rodkin

Human Resources Committee 9 meetings in fiscal 2007 John T. Chain Steven Goldstone Carl E. Reichardt* Ron Roskens

•         Reviews, evaluates and approves compensation plans, policies and programs for the company’s directors, executive officers and significant employees

•         Reviews and approves goals and performance metrics for incentive compensation arrangements

•         Annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and with the other independent directors, determines and approves the CEO’s compensation levels based on such evaluation

Nominating Committee 3 meetings in fiscal 2007 Alice Hayes W.G. Jurgensen Carl E. Reichardt Ron Roskens*

•         Identifies qualified candidates for membership on the Board

•         Proposes to the Board a slate of directors for election by the stockholders at each annual meeting

•         Proposes to the Board candidates to fill vacancies on the Board

* Denotes Committee Chair

The Board has determined that all four members of the Audit Committee (each of whom is independent) are qualified as audit committee financial experts within the meaning of SEC regulations.

On July 18, 2007, the Board adopted several changes to the committee structure to be effective September 26, 2007. At that time, Ms. Marshall will join the Human Resources and Nominating Committees, Mr. Schindler will join the Audit and Nominating Committees and Mr. Stinson will join the Human Resources Committee and cease to be a member of the Audit Committee.

The Human Resources Committee has retained authority over the consideration and determination of executive and director compensation, subject only to the further involvement of the other independent directors with respect to the approval of the overall compensation for the CEO and directors. Additional information on the role of executive officers and the Committee’s compensation consultant can be found in the “Compensation Discussion and Analysis”.

Compensation Committee Interlocks and Insider Participation

The individuals listed in the table above and Mr. David Batchelder (a former director) served on our Human Resources Committee during fiscal 2007. During fiscal 2007, none of the current or former executive officers of ConAgra Foods served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Human Resources Committee or Board of Directors.

Director Compensation

The annual pay period for our Board members is the 12-month period beginning with the date of the annual stockholders’ meeting. We are required, however, to disclose all compensation paid to our directors for the most recent fiscal year. The Chairman’s compensation was modified effective September 28, 2006 (mid-fiscal year). The amounts shown in the Director Compensation Table for our Chairman, Mr. Goldstone, reflect payments made under the old program from May 29, 2006 through September 27, 2006 and under the new program from September 28, 2006 to fiscal year-end.

From May 29, 2006 until September 27, 2006, the pay program for all non-employee directors consisted of three components: a cash retainer, meeting attendance fees (paid in cash) and an annual equity award. During this period, the program features were as follows:

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Retainer: Each non-employee director other than the Chairman received a cash retainer of $50,000 for the plan year (the 12-month period referenced above). The Chair of each committee other than the Executive Committee was paid an additional retainer of $25,000 for the plan year. The Chairman of the Board received a cash retainer of $300,000 for the plan year.

•	Meeting Fees: Each non-employee director was paid $1,500 in cash per meeting attended during the plan year, except the Chairman whose per meeting fee was $3,000.

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Equity Award: Each non-employee director earned an annual grant of 1,800 shares of ConAgra Foods common stock and an annual grant of non-statutory options to acquire 9,000 shares of ConAgra Foods common stock, with an exercise price equal to the closing market price of our common stock on the date of grant. The date of grant is the first day of the plan year.

The pay program for non-employee directors other than the Chairman continues as described. Effective September 28, 2006, the pay program for the Chairman was altered. In lieu of retainer, meeting fees and an annual equity award, the Chairman’s pay was set at $500,000, payable entirely in non-statutory options to acquire shares of ConAgra Foods common stock. The grant date is the first day of the plan year and the exercise price of the options is the closing market price of our common stock on the date of grant. The number of options issued is based on the Black-Scholes value of the option on the date of grant consistent with our accounting expense methodology. The options have a ten-year term and vest six months from the date of grant. Mr. Goldstone cannot sell the shares underlying the options in the market until he ceases to be a director.

Several other compensation programs existed for our non-employee directors during fiscal 2007:

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Directors were entitled to participate in the ConAgra Foods medical plan on the same basis as ConAgra Foods employees and the ConAgra Foods Foundation offered a matching gifts benefit for gifts up to $2,000 to accredited institutions of higher education.

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Non-employee directors could elect to defer payment of their cash compensation into the company’s non-qualified deferred compensation plan for non-employee directors. This program does not provide above-market earnings (as defined by SEC rules).

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Directors elected to the Board prior to 2003 continued to have grandfathered participation in the Directors’ Charitable Award Program (which was discontinued in 2003). Participating directors nominate one or more tax-exempt organizations to which ConAgra Foods will contribute an aggregate of $1 million in four equal annual installments upon the death of the director. All participating directors are vested in the program. ConAgra Foods maintains insurance on the lives of these directors to fund the program.

These compensation elements are reflected in the following table.

Director Compensation Table – Fiscal 2007

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Mogens C. Bay	83,000	44,172	55,440	12,901	195,513
Stephen G. Butler	108,000	44,172	55,440	0	207,612
John T. Chain, Jr.	99,000	44,172	55,440	28,363	226,975
Steven F. Goldstone	127,000	0	499,995	0	626,995
Alice B. Hayes	69,500	44,172	55,440	29,305	198,417
W.G. Jurgensen	75,500	44,172	55,440	0	175,112
Ruth A. Marshall	5,667	0	0	0	5,667
Mark H. Rauenhorst	62,000	44,172	55,440	21,910	183,522
Carl E. Reichardt	105,000	44,172	55,440	0	204,612
Ronald W. Roskens	99,000	44,172	55,440	28,846	227,458
Andrew J. Schindler	5,667	0	0	0	5,667
Kenneth E. Stinson	81,500	44,172	55,440	12,901	194,013
Former Directors
David H. Batchelder	58,500	44,172	55,440	33,238	191,350
Howard G. Buffett	32,500	0	0	69,843	102,343

1.	Mr. Buffett departed the Board effective following the Board meeting on September 28, 2006. Mr. Batchelder departed the Board effective following the Board meeting on February 8, 2007. Ms. Marshall and Mr. Schindler joined the Board on May 23, 2007.

2.	As noted in the narrative accompanying this table, we have reported cash compensation for Mr. Goldstone for payments made to him between May 29, 2006 and September 27, 2006 under his prior compensation arrangement. The cash retainer paid to non-employee directors other than the Chairman was pro-rated for Ms. Marshall and Mr. Schindler.

3.	A portion of the director’s annual compensation is an equity award comprised of stock options and shares of common stock. The grant date fair value (computed in accordance with Statement of Financial Accounting Standard No. 123R (“SFAS 123R”)) of the stock awards made to each non-employee director was $44,172. The grant date fair value (computed in accordance with SFAS 123R) of the option awards made to each non-employee director other than Mr. Goldstone was $55,440. For Mr. Goldstone, the grant date fair value was $499,995. The grant date fair value of the option awards was estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions: an expected life of the options of 7.82 years, an expected volatility of 25.77%, a risk-free interest rate of 4.69% and a dividend yield of 3.23%. At fiscal year-end, the aggregate number of outstanding option awards and shares of stock granted to each non-employee director was as set forth below:

Footnotes continued on following page

Name	Outstanding Stock Options Held at FYE (#)	Stock Granted Through FYE (#)(a)	Name	Outstanding Stock Options Held at FYE (#)	Stock Granted Through FYE (#)(a)
Mogens C. Bay	90,000	18,000	Ruth Ann Marshall	—	—
Stephen G. Butler	36,000	7,200	Mark H. Rauenhorst	54,000	10,800
John T. Chain, Jr.	54,000	10,800	Carl E. Reichardt	90,000	25,200
Steven F. Goldstone	99,168	3,600	Ronald W. Roskens	90,000	25,200
Alice B. Hayes	54,000	10,800	Andrew J. Schindler	—	—
W.G. Jurgensen	45,000	9,000	Kenneth E. Stinson	90,000	18,000
Former Directors
David H. Batchelder	45,000	9,000	Howard G. Buffett	36,000	7,200

(a)	Non-employee directors have historically received an annual stock grant as a component of their retainer. These shares are fully vested on the date of grant, but non-employee directors have agreed not to sell any shares (including granted shares) in the open market until they cease to be a director. The directors’ beneficial ownership of our common stock at August 2, 2007 is included on page 3.

4.	The incremental cost to the company during fiscal 2007 of maintaining insurance policies that will ultimately fund the Directors’ Charitable Award program is the entire amount of “All Other Compensation” reported for Bay, Chain, Hayes, Rauenhorst, Stinson and Batchelder. The additional amounts for Messrs. Roskens and Buffett reflect small amounts for personal use of company aircraft and, for Mr. Buffett, the incremental cost to the company of his participation in the company’s medical plan. We also report here fees Mr. Buffett earned during fiscal 2007 for service to joint ventures. While a member of the Board in fiscal 2007, Mr. Buffett served at the company’s request on the governing board of two joint ventures. The first was a venture involved in the manufacture and sale of malt products. Mr. Buffett received $12,500 from this venture for his services during fiscal 2007 (reported here). The second was an India-based venture involved in the manufacture and sale of food products. Mr. Buffett received $20,833 for his services to this venture during fiscal 2007 (reported here).

Related Party Transactions

The Audit Committee has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all related party transactions must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Committee at its next regular quarterly meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is fair and reasonable to the company and the extent of the related party’s interest in the transaction. No director is permitted to participate in any approval of a related party transaction for which he or she is involved. On at least an annual basis, the Committee reviews and assesses ongoing related party transactions to determine whether the relationships remain appropriate. All related party transactions are disclosed to the full Board of Directors. During fiscal 2007, the Audit Committee applied the policy to all reportable related party transactions.

ConAgra Foods leases land, buildings and equipment that is beneficially owned by Opus Corporation or entities related to Opus Corporation. Opus and the related entities are affiliated with or part of a large, national real estate development company. Mark Rauenhorst, a director, is an officer and chairman of Opus Corporation and a director or officer of the related entities. The leases are long-term leases with the Opus entities and other investors, and contain various termination rights and purchase options. The company made rental payments of $14.4 million, $15.8 million and $19.8 million in fiscal 2007, 2006 and 2005, respectively, to the Opus entities. The company has also entered into construction contracts with the Opus entities that relate to the construction of improvements to various properties we occupy. ConAgra Foods made payments of $1.3 million, $1.6 million and $52.9 million to the Opus entities for construction services for fiscal 2007, 2006 and 2005, respectively. Lastly, the company purchases property management services from Opus Corporation. Payments made by ConAgra Foods to Opus Corporation or its affiliates for these services totaled $1.5 million and $1.4 million for fiscal 2007 and 2006, respectively.

Proposal #1: Election of Directors

Director Nomination Process

The Nominating Committee considers candidates for board membership suggested by its members and other board members, as well as management and stockholders. The Committee may also retain a third-party executive search firm to identify candidates from time to time. A stockholder who wishes to recommend a prospective nominee for board membership should notify our Corporate Secretary in writing at least 120 days before the annual stockholders’ meeting and include whatever supporting material the stockholder considers appropriate. The Nominating Committee will also consider nominations by a stockholder pursuant to the provisions of our bylaws relating to stockholder nominations as described under “Additional Information” at the end of this proxy statement.

The Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate once it has identified a prospective nominee. This initial determination is based on whatever information is provided to the Committee as well as other information available to or obtained by the Committee. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines that additional consideration is warranted, it may request a third-party search firm or other third parties to gather additional information about the prospective nominee. The Nominating Committee’s evaluation process for nominees recommended by stockholders does not differ.

The Nominating Committee evaluates each prospective nominee against the standards and qualifications set out in the Corporate Governance Principles, including: (1) background, including demonstrated high standards of ethics and integrity, the ability to have sufficient time to effectively carry out the duties of a director, and the ability to represent all stockholders and not a particular interest group, (2) Board skill needs, taking into account the experience of current Board members, the candidate’s ability to work toward business goals with other Board members, and the candidate’s qualifications as independent and qualifications to serve on various committees of the Board, (3) diversity, including the extent to which the candidate reflects the composition of our stockholder and other constituencies and (4) business experience, which should reflect a broad experience at the policy-making level in business, government or education.

The Committee also considers such other relevant factors as it deems appropriate. In connection with the evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee interview prospective nominees in person or by telephone. After completing this evaluation process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendations of the Committee.

During fiscal 2007, Ms. Ruth Ann Marshall and Mr. Andrew J. Schindler were appointed to vacancies on the Board following their interview and nomination by the Nominating Committee. A non-management member of the Board first brought each of these candidates to the attention of the Nominating Committee.

Our Corporate Governance Guidelines include a mandatory retirement age for directors. Under the Guidelines, a director may not stand for re-election if he or she would be over age 72 at the time of the election. Mr. Carl Reichardt has reached our mandatory retirement age and will retire effective upon the conclusion of the meeting. Dr. Alice Hayes and Mr. Mark Rauenhorst have each informed the company that they intend to retire from the Board effective upon the conclusion of the meeting. Following the meeting, our Board will be comprised of 10 members.

Nominees and Continuing Directors

The following individuals were nominated by the Nominating Committee to stand for election at the meeting. Each is a current member of the Board whose term of office expires at the meeting. In case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

MOGENS C. BAY – Nominee – Director since December 12, 1996

Mr. Bay (58 years of age) has served as Chairman of the Board and Chief Executive Officer of Valmont Industries, Inc. (products for water management and infrastructure) since January 1997. He is a director of Valmont Industries, Inc. and Peter Kiewit Sons’, Inc.

STEVEN F. GOLDSTONE – Nominee – Director since December 11, 2003

Mr. Goldstone (61 years of age) has served as non-executive Chairman of the ConAgra Foods Board since October 1, 2005. He has been a manager of Silver Spring Group (private investment firm) since 2000. From 1999 to 2000, Mr. Goldstone served as Chairman of Nabisco Group Holdings. Mr. Goldstone is a director of American Standard Companies and Greenhill & Co., Inc.

W.G. JURGENSEN – Nominee – Director since August 2, 2002

Mr. Jurgensen (56 years of age) has served as Chief Executive Officer of Nationwide Mutual Insurance Company (insurance) since August 2000. He was Executive Vice President of Bank One Corporation from 1998 to 2000. Mr. Jurgensen is a director of Nationwide Financial Services, Inc.

RUTH ANN MARSHALL – Nominee – Director since May 23, 2007

Ms. Marshall (53 years of age) was President of the Americas, MasterCard International (payments industry) from October 1999 until her retirement in June 2006. She is a director of American Standard Companies, Global Payments Inc. and Pella Corporation.

GARY M. RODKIN – Nominee – Director since October 1, 2005

Mr. Rodkin (55 years of age) has been our President and Chief Executive Officer since October 1, 2005. Previously, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America (consumer products and manufacturing) from February 2003 to June 2005. He also served as President and Chief Executive Officer of PepsiCo Beverages and Foods North America in 2002, President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998. Mr. Rodkin is a director of Avon Products, Inc.

ANDREW J. SCHINDLER – Nominee – Director since May 23, 2007

Mr. Schindler (63 years of age) served R. J. Reynolds Tobacco Holdings, Inc. (tobacco products) as Chairman and Chief Executive Officer from 1999 to 2004 and Reynolds American, Inc. (tobacco products) as Chairman from July 2004 until his retirement in December 2005. Mr. Schindler achieved the rank of captain in the U.S. Army, where he held command and staff positions in the United States and in Vietnam. He is a director of ArvinMeritor, Inc., Krispy Kreme Doughnuts, Inc. and Hanesbrands Inc.

The Board of Directors recommends a vote “FOR” each of the listed nominees.

The following directors serve for terms that expire at the 2008 annual meeting of stockholders:

STEPHEN G. BUTLER – Continuing Director – Director since May 16, 2003

Mr. Butler (59 years of age) served as the Chairman and Chief Executive Officer of KPMG LLP (national public accounting firm) from 1996 to June 2002. He is a director of Cooper Industries Ltd. and Ford Motor Company.

JOHN T. CHAIN, JR. – Continuing Director – Director since May 4, 2001

General Chain (72 years of age) serves as Chairman of the Thomas Group (international management consulting). He is a Retired General, United States Air Force, and former Commander-in-Chief of the Strategic Air Command. General Chain serves as a director of Reynolds American, Inc. and the Thomas Group, Inc.

RONALD W. ROSKENS – Continuing Director – Director since December 3, 1992

Dr. Roskens (74 years of age) is President of Global Connections, Inc. (international business consulting). He served as head of the U.S. Agency for International Development from 1990 until December 1992 and was President of the University of Nebraska from 1977 to 1989. Dr. Roskens is a director of Silverstone Group, a private consulting firm.

KENNETH E. STINSON – Continuing Director – Director since December 12, 1996

Mr. Stinson (64 years of age) is Chairman of the Board of Peter Kiewit Sons’, Inc. (construction and mining). He served as Chief Executive Officer of Peter Kiewit Sons’, Inc. from 1998 until 2004. Mr. Stinson is a director of Peter Kiewit Sons’, Inc., Kiewit Investment Fund LLLP and Valmont Industries, Inc.

Executive Compensation

Compensation Discussion and Analysis

Overview. The primary focus of the ConAgra Foods executive compensation program is to encourage and reward behavior that promotes stockholder value in both the short and long-term. Our executive compensation program is designed to support achievement of both our long-term strategic plan and, each year, our annual operating plan.

In recent years, our company has seen a major shift in the strategies used to improve stockholder value. Specifically, we began to divest commodity-based businesses, focus our investments in branded packaged foods and centralize enterprise functions. In August 2005, our Board of Directors recruited Gary Rodkin as CEO and tasked him with increasing the pace of change.

In March 2006, Mr. Rodkin and his senior leadership team presented our investors with a refocused, three-year strategic plan. The plan included a vision of ConAgra Foods acting as one integrated operating company that delivers sustainable, profitable growth. We identified our fiscal 2007, critical objectives for achieving this vision:

•	divesting non-core operations;

•	aggressively attacking our cost structure to improve margins and provide dollars for investment in marketing and innovation; and

•	improving our return on investment with a more focused portfolio of assets.

Concurrently, the Human Resources Committee of our Board of Directors (the “Committee”) was reviewing our executive compensation program to ensure alignment with the company’s shift in strategy. By divesting large but non-core operations, we would initially be smaller in revenue and profits. However, we would also have a stronger foundation that, with proper investment, would better position us to achieve consistent, long-term earnings growth. The Committee needed to reflect this “rebasing” of our expected financial results and reinvigorated focus on return on invested capital in the executive compensation program, as well as in the metrics used by the Committee for gauging management success. The result of these efforts was a major redesign in our short and long-term incentive programs.

Our company accomplished much of what we set out to do in fiscal 2007. Non-core businesses were divested quickly and generated over $700 million of cash proceeds. We improved margins and exceeded financial projections for return on invested capital. We also attained significant cost reductions, repurchased approximately 24.3 million shares of common stock at a cost of approximately $615 million and paid approximately $367 million in dividends to our stockholders.

Our results met or exceeded the goals included in our incentive programs for fiscal 2007 and our senior management team was compensated accordingly.

Fiscal 2007 began in May 2006 and was Mr. Rodkin’s first full fiscal year as our CEO. We refer to Mr. Rodkin and the other individuals covered by our compensation tables for fiscal 2007 as our “named executive officers.”

Objectives of Our Compensation Programs. Our executive compensation program is designed to support four objectives:

Rewarding performance and aligning with stockholders… to inspire and reward behavior that promotes growth in stockholder value. Pay-for-performance is a central tenet of the program.

Competing for talent… because the achievement of our strategic plans requires us to attract and retain talented leaders who have the skills, vision and experience to lead our company.

Creating internal pay equity… recognizing that individual pay will reflect differences in performance, responsibilities and market considerations, but that programs should be sufficiently similar to promote decisions that better the company as a whole.

Promoting and rewarding long-term commitment… and longevity of career with ConAgra Foods.

Approval Process. The Committee uses a variety of resources when designing and approving the executive compensation program. The Committee has retained an independent compensation consultant, Towers Perrin, for assistance with program design and compensation recommendations.

The Committee also reviews market data supplied by Towers Perrin to inform pay levels. Generally, the Committee reviews general industry data, a customized survey of the food and consumer products industry, and a survey of a “peer group” of consumer product companies. Towers Perrin provides the Committee with these data and assists the Committee in understanding it. The fiscal 2007 peer group was:

Campbell Soup Company	The Coca-Cola Company	Colgate-Palmolive Company
General Mills Inc.	Gillette Co.	H.J. Heinz Company
The Hershey Company	Johnson & Johnson	Kellogg Co.
Kimberly-Clark Corporation	Kraft Foods Inc.	McDonalds Corp.
PepsiCo Inc.	The Procter & Gamble Company	Sara Lee Corp.
Wm Wrigley Jr. Co.

Because of the varying sizes of the companies in the peer group, we also used regression analysis to adjust the compensation data for differences in company revenues. The Committee did not set our named executive officers’ total compensation at a specific percentile of the peer group data. The Committee approved slight changes to this peer group for fiscal 2008 in light of our smaller revenue base following fiscal 2006 and 2007 divestitures.

The Committee also uses performance evaluations in setting pay. The Committee conducted a formal evaluation of Mr. Rodkin’s performance in May 2007. For the other named executive officers, Mr. Rodkin gave the Committee his assessment of each individual in July.

The actual approval of annual compensation generally occurs in July. At the July 2007 Committee meeting, the Committee reviewed our actual performance against the financial goals in our fiscal 2007 incentive plans, as well as our performance against our strategic plan. Mr. Rodkin provided the Committee with his views on our annual performance. The Committee used his input when determining the extent of negative discretion to apply to the annual incentive plan pool. The Committee then approved the actual fiscal 2007 incentive plan awards for our executive and senior officers.

With respect to fiscal 2008 compensation, the Committee acted at the July 2007 meeting to approve the designs of the fiscal 2008 annual incentive program, the fiscal 2008 to 2010 long-term incentive program and the fiscal 2008 salary and targeted at-risk compensation of the named executive officers other than Mr. Rodkin. At the same time, the

Committee recommended to the full Board Mr. Rodkin’s salary and targeted at-risk compensation for fiscal 2008. The members of the Board (other than Mr. Rodkin) approved the recommended package. We have included the most significant changes to fiscal 2008 compensation programs or levels for the named executive officers in the various sections of this Compensation Discussion & Analysis.

Our senior Human Resources officers and compensation and benefits department work closely with the Committee to implement and administer the approved programs.

Elements of Fiscal 2007 Compensation. The fiscal 2007 pay package for our named executive officers included salary, short and long-term incentive opportunities and other benefits discussed below. By design, targeted at-risk pay for the named executive officers was a significant percentage, between 75% and 85% of the total opportunity.

Salaries. The Committee determines salary by analyzing a position’s strategic importance to the company, recruitment and retention pressures, the executive’s contribution to the company and the market data supplied by Towers Perrin. The Committee does not automatically set salary as a percentile versus the peer group. Salary levels depend foremost on individual experience and performance, company priorities, internal equity and overall reasonableness versus the market.

The Committee chose not to provide salary increases for fiscal 2007 to most of the named executive officers. Mr. Messel did receive a salary increase for fiscal 2007 (effective in July 2006), reflecting his high performance during fiscal 2006 and the addition of various responsibilities to his position. He also received a salary increase for fiscal 2008 (effective in July 2007). Messrs. Rodkin and Sharpe are parties to employment agreements that provide for minimum annual salaries of $1,000,000 and $600,000, respectively. Mr. Sharpe received a salary increase for fiscal 2008 (effective in July 2007) that brings his salary to $675,000 per year. Mr. Hawaux, whose $450,000 per year salary is contained in his employment agreement, joined us mid-fiscal 2007.

Incentive Programs. As mentioned above and discussed more fully below, the Committee redesigned key portions of our fiscal 2007 incentive programs in support of our new strategic plan.

•

Short-term incentive programs: Programs covering approximately 1,500 bonus eligible employees were redesigned for fiscal 2007. As redesigned, the programs rewarded attainment of profit goals and modified the bonus pool up or down based upon achievement of cost cutting progress needed to fund investment in key brands and packaged goods innovation, as well as working capital improvements.

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Long-term incentive program: The long-term program (applicable to a smaller group of senior officers, including the named executive officers) was also redesigned. As redesigned, the program rewards the improvement over a three-year period in metrics likely to have a significant impact on enterprise value. This occurs through the granting of performance shares (payable in shares of common stock) that are earned only with growth in earnings before interest and taxes and performance against return on average invested capital goals. The redesigned program also rewards stock price appreciation directly through the granting of stock options.

The Committee chose to continue to use a mix of stock options and restricted stock units as long-term incentives for management personnel other than senior officers. The Committee awarded stock options and restricted stock units to approximately 750 employees for fiscal 2007. Individual awards were determined based on performance evaluations.

Short-Term Incentive Plan. The management incentive plan for fiscal 2007 (the “MIP”) provided a cash bonus opportunity to about 1,500 employees based on our fiscal 2007 performance against pre-established financial goals. For the named executive officers, the Committee determined fiscal 2007 targeted bonus levels (a percentage of salary) based on its review of internal pay equity and market data provided by Towers Perrin. The Committee also considered the total pay packages of the named executive officers and used the MIP target to achieve the appropriate mix of salary to at-risk pay.

The Committee approved the terms of the MIP in July 2006. As approved, the MIP provided the named executive officers with a bonus opportunity based on our achievement of pre-set levels of fiscal 2007 profit before tax (“PBT”) versus planned PBT of $981.7 million. PBT is determined by adding the company’s income tax expense back to net income from continuing operations before cumulative effect of changes in accounting, and then adjusting that result for specific restructuring or unusual items approved by the Committee.

By design, no MIP payment would be made unless company performance exceeded the minimum level of 95.6% of planned PBT. The Committee selected this level purposefully to align with the fiscal 2007 earnings per share guidance of $1.10 to $1.15, adjusted for restructuring and unusual items, given to our investors in March 2006. The Committee felt that a bonus payout at an earnings level below our stockholders’ expectations would be inappropriate. The funding matrix was as follows:

Profit Before Tax

% Achievement to Planned PBT	Bonus Pool Funding Level	% of Targeted Award
115.1%	Double	200%
107.6%	*	150%
100.0%	Target	100%
97.8%	*	50%
At or Below 95.6%	Threshold	0%

* Interpolate between points above threshold.

If the MIP pool funded based on PBT achievement, the pool was to be modified based on achievement of overall company cost savings and working capital reduction goals. The modifier gave an opportunity to increase funding to up to 120% of the amount funded based solely on PBT, as well as downside risk of reducing funding to 80% of the amount funded based solely on PBT. Cost savings were weighted 75% in this equation, and working capital reductions 25%. The cost savings and working capital reduction goals required for the modifier to have effect were:

Cost Savings Total ($M)	Effect on MIP Funding	Working Capital Reduction ($M)
325	Increase to 120% of funded amount	100
308	Increase to 110% of funded amount	88
290	Maintain at 100% of funded amount	75
265	Reduce to 90% of funded amount	38
240	Reduce to 80% of funded amount	0

We disclose these targets in the limited context of our 2007 MIP and they are not statements of management’s expectations or estimates of results or other guidance. The cost savings targeted for achievement under this program are components of but not identical to the cost savings targets discussed in the company’s financial reports. We specifically caution investors not to apply these statements to other contexts.

Working capital reductions are determined by comparing our accounts receivable and inventory, net of accounts payable, at the end of fiscal year 2007 with that at the end of fiscal year 2006. We exclude amounts associated with our Trading and Merchandising business because the nature of that business often has significant variability in working capital investments based on trading opportunities available in the market.

Notwithstanding the funding formula, the Committee retained the discretion to adjust the funding level of the bonus pool downward based on whether management delivered the year’s financial results in a manner consistent with the strategic plan.

Individual awards for the named executive officers under the MIP were capped at 200% of targeted amounts for fiscal 2007. Adjustments were possible based on actual employee performance. Regardless of company performance, the total MIP funding could not exceed 200% of the amount originally planned for the program.

Fiscal 2007 MIP Funding and Payments. Actual fiscal 2007 MIP payouts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Fiscal 2007 payouts under the MIP reflect (1) achievement of fiscal 2007 PBT, after adjustment for restructuring and unusual items, of $1,121.2 million, (2) achievement of more than $325 million of cost savings in fiscal 2007 and (3) working capital reductions in fiscal 2007 well over $100 million. Consistent with past practice and based on criteria established at the beginning of fiscal 2007, PBT for purposes of MIP funding was adjusted for restructuring and unusual items. The adjustments were intended to ensure that award payments represented the underlying growth in our core business and were not artificially inflated or deflated due to restructuring and unusual items in the award year or prior year. The vast majority of the adjustments were to eliminate the effects of restructuring charges taken during the year. The expected benefits from the restructuring activities were taken into account when setting the plan’s PBT goals. Adjustment items that had a much less significant impact on plan PBT included, among others, the elimination of benefits we received from litigation, insurance and franchise tax settlements during the year.

The combination of successes — achieving well above-target PBT, cost savings and working capital reductions for the year – formulaically supported funding of the MIP pool at over 200% of the targeted amount. However, following the input of Mr. Rodkin relating to the company’s performance in fiscal 2007 and, in particular, his view that management needs to source more PBT growth through revenue and volume improvements in the company’s Consumer Foods business, the Committee applied negative discretion to the pool and funded the MIP at 180% of the targeted amount. Mr. Rodkin’s input on the individual contribution of each senior officer in fiscal 2007 assisted the Committee in approving specific MIP payouts for these individuals. The Committee’s performance evaluation of Mr. Rodkin was used in determining his payout.

The Committee believes that MIP awards paid to the named executive officers for fiscal 2007 were consistent with the level of accomplishment by the company and its over-delivery on expected financial results, and appropriately reflect company and individual performance.

Named Executive Officer	MIP Target (% of salary)	MIP Target ($)	Actual MIP Payout ($)
Gary Rodkin (1)	200%	2,000,000	3,600,000
Andre Hawaux (2)(3)	100%	450,000	810,000
John Gehring	80%	320,000	576,000
Owen Johnson	100%	500,000	900,000
Rob Sharpe (2)	100%	600,000	1,200,000
Scott Messel	60%	198,000	396,000
Former Executive Officers
Frank Sklarsky (4)	100%	500,000	328,500
Jacqueline McCook	100%	500,000	900,000

1.	Mr. Rodkin’s employment agreement leaves his target award for the MIP uncapped but in July 2006, he agreed to a 200% of target cap for fiscal 2007. His agreement does not contain a guaranteed MIP payment.

2.	Mr. Hawaux’s agreement with the company provided for a fiscal 2007 MIP target of 100% of salary. No payout was guaranteed. Mr. Sharpe is party to an employment agreement with the company that provides for an annual incentive target of 100% of salary. Again, no payout is guaranteed.

3.	To offset bonus earnings forgone at Mr. Hawaux’s prior employer, his employment agreement provided that his fiscal 2007 MIP award would be based on a full-year’s service to the company, and not pro-rated for his actual service (seven months).

4.	Mr. Sklarsky separated from the company on October 6, 2006. His separation agreement provided for a bonus to be paid subsequent to fiscal year-end at a level equal to the pool funding level (i.e., 180% of target), pro-rated for his actual months of service during fiscal 2007 (4.4 months).

Long-Term Incentive Plan. Working closely with Towers Perrin, the Committee redesigned our long-term plan for senior officers for fiscal 2007 in line with our strategic redirection. The program rewards long-term performance excellence at the company, and covers the fiscal 2007 to 2009 performance period. The fiscal 2007 to 2009 program includes a mix of stock options and performance shares settled in shares of common stock. We describe each component below. The Committee firmly believes in aligning our senior officers’ interests with those of our stockholders. The significant extent to which equity is included in the executive pay program and this program in particular evidences this belief.

The Committee established the targeted incentives under the redesigned long-term program following its review of a variety of data. The Committee reviewed a competitive market analysis by Towers Perrin of long-term bonus programs and total direct compensation at (1) companies within the peer group identified above, (2) a broader group of companies in the consumer products and food industry and (3) industry generally. The Committee also considered the total pay packages of the named executive officers and used the long-term bonus target as a method of achieving the appropriate mix of salary to at-risk compensation. The total targeted long-term incentive value was split approximately 50/50 between stock options and performance shares.

Stock Options. The use of stock options directly aligns the interests of the named executive officers with those of our stockholders. The options granted to our named executive officers for fiscal 2007 (excluding Mr. Hawaux’s sign-on grant, which is described later in this section) have a seven-year term, an exercise price at the company’s closing market price on the date of grant ($22.00), and vested 40% at the end of fiscal 2007. The remaining award vests equally at the end of fiscal 2008 and fiscal 2009, subject to continued employment with the company. The accounting expense associated with the stock options awarded to our named executive officers for fiscal 2007 is in the “Option Awards” column of the Summary Compensation Table. The number of options granted in July 2006 to each named executive officer as part of the long-term program for 2007 to 2009 is as follows:

Named Executive Officer	Stock Options Granted Under Long-Term Program
Gary Rodkin	500,000
Andre Hawaux (1)	80,000
John Gehring	80,000
Owen Johnson (2)	160,000
Rob Sharpe	160,000
Scott Messel	60,000
Former Executive Officers
Frank Sklarsky (3)	- 0 -
Jacqueline McCook (2)	160,000

1.	Mr. Hawaux’s employment began after the start of the fiscal year and his participation was pro-rated.

2.	In July 2007, Mr. Johnson announced his intention to retire effective July 1, 2008. Upon his retirement, he will forfeit 30% of this award per the terms of the award agreement. Ms. McCook’s separation from the company resulted in her forfeiture of 96,000 of these options.

3.	We announced Mr. Sklarsky’s departure from the company prior to making these long-term awards.

Performance Shares. The fiscal 2007 to 2009 performance period is the first cycle of our new long-term program. The performance shares granted in July 2006 under this program will reward our executives for achieving financial goals believed by the Committee to have a positive impact on stockholder value. As a secondary matter, for this first three-year cycle only, they provide interim payout opportunities that serve as a performance-based retention tool. The Committee felt this interim payout was important in light of our transition to this new program. The accounting expense associated with these performance share awards is in the “Stock Awards” column of the Summary Compensation Table. We encourage readers to review the disclosure under “—Computing the ‘Stock Awards’ Column” below, where we provide further explanation of the amounts set forth in that column.

Named Executive Officer	Performance Shares Granted for Fiscal 2007 to 2009 Program
Gary Rodkin	300,000
Andre Hawaux (1)	80,000
John Gehring	48,000
Owen Johnson (2)	96,000
Rob Sharpe	96,000
Scott Messel	36,000
Former Executive Officers
Frank Sklarsky (3)	-0-
Jacqueline McCook (2)	96,000

1.	Mr. Hawaux joined the company in November 2006. His participation in the program for this cycle was pro-rated.

2.	Mr. Johnson will forfeit 1/3 of the target performance shares per the terms of the performance share plan upon his July 1, 2008 retirement. Ms. McCook’s departure from the company resulted in her forfeiture of 64,000 of these performance shares.

3.	We announced Mr. Sklarsky’s departure from the company prior to making these long-term awards.

•

Awards. The Committee granted each named executive officer the number of performance shares for the fiscal 2007 to 2009 performance period set forth in the immediately preceding table. These awards provide payout opportunities for three years, fiscal 2007, 2008 and 2009. To effectively transition from the historical long-term program and provide for the interim payout opportunity, these performance shares provide approximately three times the award opportunity that executives received for the fiscal 2008 to 2010 program established in July 2007, and can expect to receive in future years. Target awards made in July 2007 for the fiscal 2008 to 2010 program were for Gary Rodkin, 100,000 performance shares; Andre Hawaux, 32,000 performance shares; John Gehring, 16,000 performance shares; Owen Johnson, 32,000 performance shares; Rob Sharpe, 32,000 performance shares; and Scott Messel, 12,000 performance shares. The 2008 to 2010 program performance shares will pay out, if earned, in 2010.

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Award Value. The final number of shares of common stock that will be issued for each performance share awarded is determined based on a combination of growth in earnings before interest and taxes (“EBIT”) and performance against targets for return on average invested capital, after tax (“ROAIC”). Failure to produce acceptable performance in both metrics results in a performance share having zero value and no payout. For plan purposes:

•	we calculate EBIT by adding interest expense, net and income tax expense to income from continuing operations. Similar to the MIP, adjustments may be made for restructuring and unusual items;

•

we calculate ROAIC by adding interest expense, net to income from continuing operations. (Adjustments may be made for restructuring and unusual items.) We divide this sum by average invested capital. Average invested capital is the twelve-month rolling average of total assets less cash and cash equivalents and non-interest bearing liabilities.

If we achieve the necessary EBIT and ROAIC financial goals, the performance shares are earned and stock is delivered to the named executive officer. The number of shares of stock delivered to the executive may be more or less than the original number of performance shares awarded, depending on actual financial performance. There is no guaranteed minimum payout. The maximum payout over the three-year period is 300% of the initial targeted amount.

The Committee set the EBIT and ROAIC goals in the 2007 to 2009 long-term program at the start of fiscal 2007 at a level that it considered as requiring consistently strong performance by the company and its management team over the entire three-year period to achieve a payout. Lower-levels of combined EBIT and ROAIC improvement are not rewarded under this program. Instead, the Committee designed the plan to provide greater maximum payouts (up to 300% of target) if an outstanding combination of EBIT and ROAIC improvements are made.

•

Interim Opportunity. A significant number of the executives who participate in the long-term program were either new to the company in fiscal 2006 or 2007 or new to their positions within the company during that time. Also, by implementing the new program, the Committee eliminated payout opportunities under the old long-term program for fiscal 2007 and 2008. As a result, the Committee believed that the positive retention effect of providing an interim payout opportunity while the company works through a difficult transition phase was appropriate for this first cycle. This feature allowed a payout for fiscal 2007 performance capped at one-third of the initial target value of the award (i.e., one-third of the total performance share grant shown in the table above) plus the share equivalent of accumulated dividends. However, interim EBIT growth and ROAIC goals were required to be met for this interim payout to occur. The same opportunity is available for fiscal 2008. The final payout opportunity will occur at the end of fiscal 2009 and reflect performance against the cumulative three-year performance goals, including any above-target performance (i.e., three-year compound EBIT growth and three-year average ROAIC performance).

The fiscal 2008 to 2010 program (approved by the Committee in July 2007) does not contain an interim payout feature. Awards under the fiscal 2008 to 2010 program, if earned, will be paid in shares of stock subsequent to the end of fiscal year 2010. EBIT and ROAIC remain the financial metrics for the program.

•

Other Features. Awards that have not been paid at the time of a participant’s termination of employment are forfeited. An exception allows pro-rata payouts in the event of death, disability or retirement. The Committee has also retained the discretion to provide for payouts on termination when it finds it appropriate and in the best interest of the company. Dividend equivalents are paid on the portion of performance shares actually earned for the period over which they are earned, and are paid at the regular dividend rate in shares of our stock.

•

Fiscal 2007 Performance. The company performed very well in fiscal 2007 against the long-term program’s EBIT and ROAIC goals. Because of that performance, an interim payout was earned and the following numbers of shares of common stock were issued to the named executive officers: 102,892 shares for Mr. Rodkin; 16,463 shares for Mr. Gehring; 32,925 shares for Messrs. Johnson and Sharpe and Ms. McCook; and 12,347 shares for Mr. Messel. These totals reflect one-third of the total target award made, plus the share equivalent of dividends accumulated during fiscal 2007. Mr. Hawaux joined ConAgra Foods after the start of fiscal 2007 and thus was not eligible for a fiscal 2007 interim payout. The company’s strong fiscal 2007 performance versus the program targets created the potential for management to earn above-target payouts over the full program period. However, the three-year targets are cumulative and we cannot guarantee that fiscal 2007’s performance level will be sustained. Even if future performance fails to support further payouts, the shares earned and paid out for fiscal 2007 are not subject to forfeiture by the plan participants.

Computing the ‘Stock Awards’ Column. The “Stock Awards” column of the Summary Compensation Table reflects the entire stock expense (calculated in accordance with generally accepted accounting principles (“GAAP”), including SFAS 123R) we recorded during fiscal 2007 with respect to stock awards granted to the named executive officers. Due to accounting rules and our current and historical equity programs, we disclose significant amounts of expense for compensation unrelated to fiscal 2007 performance. In some cases, the expense is attributable to awards disclosed in prior year proxy statements. In addition, we disclose a significant amount of expense related to pay based on an estimate of future performance and not guaranteed. In particular, we note the following (and provide tabular information below):

•

New Long-Term Incentive Program. The performance share component of the fiscal 2007 to 2009 long-term program provides interim payout opportunities based on fiscal 2007 and 2008 performance. We will pay the executives for any over-performance of the three-year goals after fiscal 2009. This structure, which is unique to the program for the 2007 to 2009 cycle, required us to expense the following amounts in fiscal 2007 (in accordance with GAAP):

•	the full amount of the performance share awards paid to the named executive officers for fiscal 2007. This expense is shown in each named executive officer’s “Stock Awards” column.

•

one-half of the targeted performance shares potentially payable in 2008 and one-third of the targeted performance shares potentially payable in 2009. This expense is shown in each named executive officer’s “Stock Awards” column. Our fiscal 2007 performance (which reflected over-performance versus plan financial targets) increases the likelihood that both a 2008 and 2009 payout will occur, but this cannot be guaranteed. We have taken expense in fiscal 2007 that we could need to reverse if we fail to sustain fiscal 2007 performance levels for the rest of the plan cycle.

•

one-third of the amount of projected over-performance under the plan. This expense is shown in each named executive officer’s “Stock Awards” column. Common stock payouts for over-performance will not occur until after fiscal 2009, if at all. We have taken expense in fiscal 2007 that we could need to reverse if we fail to sustain fiscal 2007 performance levels for the rest of the plan cycle.

•

Historical Awards. Longer-tenured executives with awards earned as much as five years ago have a portion of the associated compensation expense aggregated in their fiscal 2007 “Stock Awards” column, even though these amounts are unrelated to fiscal 2007 performance. For Messrs. Johnson and Gehring, who have been named executive officers in past proxy statements, some of these awards were previously disclosed as compensation.

We provide the following table to quantify these effects. Specifically, this table separates the expense for each named executive officer related to stock-based awards (1) from past years, (2) earned in fiscal 2007 and (3) potentially payable in the future (although not guaranteed). Collectively, these amounts are shown in the “Stock Awards” column of the Summary Compensation Table.

Named Executive Officer	FY07 Expense Related to Pre-Fiscal 2007 Awards ($) (1)	FY07 Expense Related to Awards Earned for Fiscal 2007 Performance ($) (2)	FY07 Expense Related to Projected Future Payouts ($) (3)	Total FY07 Expense Reported in “Stock Awards” Column ($)
Gary Rodkin	—	2,200,000	3,372,974	5,572,974
Andre Hawaux	—	—	875,421	875,421
John Gehring	573,859	352,000	539,676	1,465,535
Owen Johnson	1,015,946	704,000	1,079,352	2,799,298
Rob Sharpe	—	704,000	1,079,352	1,783,352
Scott Messel	221,805	264,000	404,757	890,562
Former Executive Officers
Frank Sklarsky	Note: Negative due to forfeiture of restricted stock awards upon separation.
Jacqueline McCook	—	806,720	—	806,720

1.	For Messrs. Gehring and Johnson, this reflects stock and restricted cash awards received in fiscal 2002, 2003 and 2004. For Mr. Messel, this reflects stock and restricted cash awards received in fiscal 2003 and 2004. In each instance, the award was made because specific performance objectives were met; however, a second vesting component of the award, which is based on continued service to the company over a five-year period, results in ongoing expense to the company. The fiscal 2003 and 2004 awards will result in additional expense in 2008 and 2009.

2.	This column reflects the intermediate payout on the performance share component of the long-term program. This value is more akin to the annual “run-rate” for these awards currently intended by the Committee. Dividend equivalents are paid on earned shares. That expense is not shown because dividends are not above-market.

3.	This column reflects, for the performance share program, (a) one-half of the target amount potentially payable in 2008, (b) one-third of the target amount potentially payable in 2009 and (c) one-third of the over-performance projected as of the 2007 fiscal year end. At the end of fiscal 2007, we were incurring expense at 170% of target.

Footnotes continued on following page

Sustained performance at this level is not guaranteed and thus these amounts could be reversed in future periods. Future performance could also act to increase the awards as a percent of target and increase future year expense. For Mr. Hawaux, this also includes fiscal 2007 expense related to a restricted stock grant made as part of his hiring that vests over a three-year period, beginning in December 2008.

Other Fiscal 2007 Compensation.

Other Equity Compensation. From time to time and if necessary for retention or recruitment, the Committee may choose to approve a sign-on or discretionary equity grant to a senior officer. Mr. Hawaux joined the company on November 13, 2006. To induce him to join us and forfeit pay opportunities at his prior employer, the Committee granted Mr. Hawaux 100,000 stock options and 10,000 shares of restricted stock as part of his hiring package. The stock options have an exercise price equal to our common stock’s closing market price on the date of grant. The options vest 40% on the first anniversary of the grant date, 30% on the second anniversary and 30% on the third anniversary. The restricted stock vests on the third anniversary of the grant date. If Mr. Hawaux departs the company prior to that time for reasons other than cause, the shares will vest 33% for each year employed. Mr. Hawaux receives dividends on the restricted shares.

Discretionary Bonus. If deemed a necessary tool for recruitment or if extraordinary performance warrants it, the Committee may choose to approve a sign-on or discretionary bonus for a senior officer (shown in the “Bonus” column of the Summary Compensation Table). During fiscal 2007, Mr. Hawaux received a one-time cash bonus of $135,000, which remains subject to pro-rata repayment if he voluntarily resigns prior to the second anniversary of his start-date. This bonus was a component of Mr. Hawaux’s sign-on package and offset pay that he forfeited at his prior employer. Also for fiscal 2007 and in light of superior individual contribution to the company, the Committee awarded a discretionary bonus to Mr. Sharpe of $150,000 and to Mr. Messel of $117,200.

Retirement and Health and Welfare Programs. We offer a package of core employee benefits to our employees, including our named executive officers. This includes health, dental and vision coverage, life insurance and disability insurance. The company and employee participants share in the cost of these programs. With respect to retirement benefits, we maintain qualified 401(k) retirement plans (with a company match on employee contributions) and qualified pension plans. The named executive officers participate in these plans.

The named executive officers are also able to participate in a non-qualified pension plan, non-qualified 401(k) plan and deferred compensation plan. The non-qualified pension and 401(k) plans permit us to pay retirement benefits to our named executive officers in amounts that exceed the limitations imposed by the Internal Revenue Code under qualified plans. With respect to the non-qualified pension plan, our employment agreements with Messrs. Rodkin and Sharpe provide that, subject to service requirements and various exceptions, years of service for purposes of calculating benefits will be credited at a three-for-one rate until the executive has service credit of thirty years. Mr. Rodkin’s agreement also provides that the annual earnings amount to be used in the pension benefit formula under the non-qualified pension plan will be no less than $3.0 million.

The deferred compensation plan allows the named executive officers to defer receipt of up to 50% of their cash compensation. The program permits executives to save for retirement in a tax-efficient way at minimal cost to the company. Executives who participate in the program are not entitled to above-market (under SEC definitions) or guaranteed rates of return on their deferred funds.

We show contributions made by the company to the named executive officers’ 401(k) plan and non-qualified 401(k) plan accounts in the “All Other Compensation” column of the Summary Compensation Table. We provide a complete description of these retirement programs under the headings “Pension Benefits – Fiscal 2007” and “Non-Qualified Deferred Compensation – Fiscal 2007”.

In July 2007, Mr. Johnson announced his intent to retire from ConAgra Foods effective July 1, 2008. The specific terms of his retirement can be found under the heading “Potential Payments Upon Termination or Change in Control”.

Perquisites. The Committee’s philosophy on perquisites for senior officers has been consistently communicated over the years. Members of senior management are not eligible for indirect pay except in limited circumstances.

Specific agreements with the named executive officers related to components of “All Other Compensation” reported in the Summary Compensation Table are as follows:

•

Mr. Rodkin’s agreement with the company entitles him to receive assistance with the sale and purchase of a residence, commutation travel to/from our corporate headquarters/White Plains (until August 31, 2007), apartment housing and local transportation reimbursement in Omaha, Nebraska (until August 31, 2007), and full tax gross-up (excluding gain on sale of home) for these relocation benefits. In May 2007 and in light of his approaching relocation to Omaha, Nebraska, Mr. Rodkin asked the company to cease providing him with apartment housing in Omaha, as well as the related tax gross-up.

•

Mr. Sharpe’s agreement with the company entitled him to receive relocation benefits that are consistent with our standard relocation package for executives. In addition, he was provided commutation travel to/from our corporate headquarters/White Plains for six months (expired May 7, 2006), a housing allowance in Omaha, Nebraska for six months (expired May 7, 2006), and full tax gross-up for these relocation benefits.

•

Mr. Hawaux’s agreement with the company entitled him to relocation benefits that are consistent with our standard relocation package for executives. Mr. Hawaux was also entitled to receive professional outplacement assistance for his spouse and payments from us for amounts he was required to reimburse his former employer for a previous relocation.

Change in Control / Severance Benefits. We have agreements with our named executive officers that are designed to promote stability and continuity of senior management in the event of a change in control. We provide a complete description of the amounts potentially payable to our named executive officers under these agreements under the heading “Potential Payments upon Termination or Change in Control”.

We have also adopted a broad severance plan applicable to most salaried employees, including the named executive officers. In some circumstances, we have supplemented this plan with specific severance arrangements with our named executive officers. Our existing severance arrangements with the named executive officers, including the specific terms on which Mr. Sklarsky and Ms. McCook departed the company are described under the heading “Potential Payments Upon Termination or Change in Control”.

Stock Ownership Guidelines. The Committee’s long-term programs focus on the delivery of equity to our senior officers as a means of directly aligning their interests with those of our stockholders. The number of shares of ConAgra Foods common stock that our named executive officers are required to hold is set at a multiple of their salary and increases with greater responsibility within the company. Ownership requirements were first implemented in March 2006 and the named executive officers have a reasonable period of time to reach the set level. Shares personally acquired by the executive on the open market or through our 401(k) plan or employee stock purchase plan, as well as restricted stock units, restricted shares and shares acquired upon the deferral of earned bonuses are counted toward the ownership requirement. Neither stock options nor performance shares are counted. The following table is as of August 2, 2007.

Named Executive Officer (1)	Stock Ownership Requirement (% of salary)	Actual Ownership (2) (% of fiscal 2007 salary)
Gary Rodkin	600%	656%
Andre Hawaux	400%	98%
John Gehring	200%	542%
Owen Johnson	400%	1,437%
Rob Sharpe	400%	238%
Scott Messel	200%	258%

1.	Mr. Sklarsky and Ms. McCook are intentionally omitted from this table.

2.	Based on the average daily price of our stock for the 12-months ended August 2, 2007 ($25.28) and executive salaries in effect on August 2, 2007.

Equity Grant Practices. We do not backdate options or grant stock options retroactively. We do not coordinate grants of stock options with disclosures of positive or negative information. All stock options are granted with an exercise price equal to the closing price of our common stock on the NYSE on the date of grant. The vast majority of our stock option grants for a fiscal year are made in July, at a regular Committee meeting. When management proposes a merit award or sign-on grant for a non-executive officer, the Committee considers approval of the grant at a regular, quarterly Committee meeting. In the event management proposes a sign-on grant for a senior officer and a decision is necessary between regularly scheduled Committee meetings, the Committee may hold a special meeting to consider the grant. If approved, the grant date will be the first trading day of the month on or following the officer’s date of hire.

Tax and Accounting Implications of Compensation Decisions. U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1 million to the company’s CEO or any of the company’s three other most highly compensated executive officers, other than the Chief Financial Officer, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements for “qualifying performance-based” compensation under the tax law. Generally, this is compensation paid only if the individual’s performance meets pre-established, objective goals based on performance criteria approved by our stockholders.

The Committee’s intent is to structure our executive compensation programs so that payments will generally be fully deductible. However, the Committee may occasionally make payments or grants of equity that are not fully deductible if, in its judgment, those payments or grants are needed to achieve overall compensation objectives.

Human Resources Committee Report

The Human Resources Committee has reviewed and discussed the company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the Committee recommended to the Board of Directors that the company’s Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2007.

ConAgra Foods, Inc. Human Resources Committee

Carl E. Reichardt, Chairman
John T. Chain, Jr.
Steven F. Goldstone
Ronald W. Roskens

Summary Compensation Table

The amounts set forth in the following Summary Compensation Table and Grants of Plan Based Awards table for Messrs. Rodkin, Sharpe and Hawaux are based in part on written agreements in place between ConAgra Foods and each of these individuals. The impact of these agreements on the various elements of compensation reported in these tables is incorporated into the “Compensation Discussion and Analysis”. The termination and severance benefit provisions of these agreements are described under the heading “Potential Payments Upon Termination or Change in Control”.

ConAgra Foods and Mr. Sklarsky are parties to an employment and separation agreement dated July 14, 2006. Under the agreement, Mr. Sklarsky agreed to remain in his position for a transition period and to comply with certain confidentiality, non-competition and non-solicitation provisions following his termination of employment. ConAgra Foods agreed that, following Mr. Sklarsky’s departure and in satisfaction of his prior agreements with the company, Mr. Sklarsky would (1) receive his monthly $41,667 base salary for two years, (2) be eligible for a pro-rated MIP award for fiscal 2007, (3) receive a cash payment of $1,250,000 six months following his separation in consideration of loss of benefits associated with his initial employment agreement, (4) continue medical benefits at active employee premium rates, (5) be eligible for outplacement services and (6) not be required to return any monies or benefits actually received pursuant to his initial employment agreement. Mr. Sklarsky left the company on October 6, 2006. His severance benefits (comprised of the salary continuation and cash payment) have been included in the “All Other Compensation” column of the Summary Compensation Table.

ConAgra Foods and Ms. McCook are parties to a separation agreement dated February 26, 2007. She remained an employee of the company until after fiscal year-end and thus her fiscal 2007 compensation was generally unaffected by the agreement. A summary of the agreement is provided under the heading “Potential Payments Upon Termination or Change in Control”. The agreement materially modified her award under the 2007 to 2009 long-term program due to its provisions allowing her continued vesting in the award notwithstanding her separation from the company. The impact was an increase of approximately $100,000 in total compensation expense recorded for accounting purposes for Ms. McCook and reported in the “Stock Awards” column in the Summary Compensation Table.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (3) (4)	Option Awards ($) (3) (5)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($) (7)	All Other Compen- sation ($) (8)	Total Compensation ($)
Gary Rodkin	2007	1,000,000	—	5,572,974	2,656,737	3,600,000	1,099,253	343,247	14,272,211
Chief Executive Officer & President

Andre Hawaux (1)	2007	242,308	135,000	875,421	226,403	810,000	7,178	300,482	2,596,792
EVP & Chief Financial Officer

John Gehring (1)	2007	400,000	—	1,465,535	231,888	576,000	42,077	18,755	2,734,255
SVP, Corporate Controller

Owen Johnson	2007	500,000	—	2,799,298	463,776	900,000	716,972	42,489	5,422,535
EVP, Chief Administrative Officer

Rob Sharpe	2007	600,000	150,000	1,783,352	896,062	1,200,000	399,717	112,797	5,141,928
EVP, Legal & External Affairs

Scott Messel	2007	330,000	117,200	890,562	146,496	396,000	21,327	7,888	1,909,473
SVP, Treasurer & Asst Secretary

Former Executives
Frank Sklarsky (1)	2007	182,692	—	(504,057)	—	328,500	—	2,261,391	2,268,526
Former EVP & Chief Financial Officer

Jacqueline McCook (2)	2007	500,000	—	806,720	227,200	900,000	53,220	37,900	2,525,040
Former EVP, Chief Growth Officer

1.	Mr. Hawaux was named Executive Vice President and Chief Financial Officer of the company effective November 13, 2006. From October 6, 2006 until November 13, 2006, Mr. Gehring, Senior Vice President and Controller, served as acting, interim Chief Financial Officer. Mr. Sklarsky served as Chief Financial Officer until October 6, 2006, when he resigned. His base salary and non-equity incentive plan payments are pro-rated for his work 19 of the 52 weeks in fiscal 2007.

2.	Ms. McCook ceased to be an executive officer on February 19, 2007 and ceased to be an employee after fiscal year-end.

3.	These amounts reflect the dollar amount of compensation expense recognized for financial statement reporting purposes for fiscal 2007, computed in accordance with SFAS 123R. The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal 2007. Those assumptions can be found in footnote 12 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2007.

4.	For each executive other than Mr. Sklarsky, the majority of the fiscal 2007 expense relates to performance shares granted under our redesigned long-term incentive program for the fiscal 2007 to 2009 performance period. The value of actual payouts to the named executive officers (which are made in shares of stock) may be more or less than the amount shown depending on our ability to achieve the underlying performance targets over the full three-year

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program term. If we fail to achieve the performance goals associated with the performance shares, portions of this expense would be reversed in accordance with SFAS 123R. Also included in this column is current year expense for prior year stock-based awards. For longer-tenured executives Messrs. Johnson, Gehring and Messel, amounts include expense for grants made in 2002, 2003 and 2004. Mr. Sklarsky’s amount is negative due to the forfeiture of 50,000 restricted stock units upon his resignation.

5.	Similar to the “Stock Awards” column, this column includes compensation expense related to fiscal 2007 and prior year stock option grants, including grants that were part of new hire agreements.

6.	Amounts reflect awards earned under the fiscal 2007 MIP discussed in our “Compensation Discussion and Analysis”.

7.	Amounts reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our defined benefit pension plan for the period from February 28, 2006 (the pension plan measurement date used for financial statement reporting purposes (the “measurement date”) for fiscal 2006) to February 28, 2007 (the measurement date for fiscal 2007). We do not offer above-market (as defined by SEC rules) or preferential earnings rates in our deferred compensation plans. Due to Mr. Sklarsky’s departure from the company during fiscal 2007, the change in the actuarial present value of his benefit was negative $151,695. We have omitted this amount from the calculation of his total compensation for fiscal 2007.

8.	Mr. Sklarsky received (and we have reported in the “All Other Compensation” column) $2,250,000 from the company as severance compensation. The other components of fiscal 2007 “All Other Compensation” are as follows:

Named Executive Officer	Perquisites and Personal Benefits (a)
	Temp Relocation Related Housing ($) (1)	Temp Relocation Related Ground Transportation ($) (2)	Relocation Expenses ($) (3)	Personal Use of Company Aircraft ($) (4)	Exec Physical/ Security Costs/Home Office ($) (5)	Company Contribution to Defined Contribution Plans ($) (6)	Tax Reimburse- ments ($) (7)	Group Term Life Insurance ($) (8)
Rodkin	27,318	—	(b)	146,633	26,434(b)	58,969	55,131	(b)
Hawaux (c)	(b)	—	33,499	(b)	—	(b)	80,248	(b)
Gehring	—	—	—	—	—	17,300	—	(b)
Johnson	—	—	—	—	(b)	23,895	—	(b)
Sharpe	—	—	—	78,035	—	30,641	(b)	(b)
Messel	—	—	—	—	—	(b)	—	(b)
Former Executives
Sklarsky	—	—	—	(b)	—	(b)	(b)	(b)
McCook	(b)	(b)	—	—	—	17,533	(b)	(b)

(a)	All amounts shown are valued at the incremental cost to the company of providing the benefit. With respect to personal use of company aircraft, this amount includes fuel, maintenance, landing and parking fees, crew travel expenses, catering and supplies. However, it excludes fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, insurance and flight crew salaries).

(b)	For Columns (1) through (5), inclusive, indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $25,000. For Columns (6) through (8), inclusive, indicates that the named executive officer received the benefit but at an incremental cost to the company of less than $10,000. The dollar value shown in Column (5) for Mr. Rodkin relates to home office costs; the other benefits identified in that Column were provided to Mr. Rodkin at an aggregate incremental cost to the company of less than $25,000. For Column (5), Mr. Johnson received only home office benefits.

(c)	In addition to these benefits, Mr. Hawaux received (and we have reported in the “All Other Compensation” column) $163,406 from the company to make him whole for reimbursements he was required to make to his former employer of reasonable relocation benefits they had provided to him. $74,969 of his tax reimbursements (Column (7)) is related to this payment.

Grants of Plan Based Awards – Fiscal 2007

The following table sets forth information on grants of plan-based awards (equity and non-equity) during the last fiscal year to the named executive officers. Grants made on or prior to September 28, 2006 were made under the stockholder-approved ConAgra 2000 Stock Plan. All subsequent grants were made under the stockholder-approved ConAgra Foods 2006 Stock Plan.

Name	Grant Date	Human Resour- ces Commit- tee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securi- ties Under- lying Options (#) (4)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)
			Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Max- imum (#)

Gary Rodkin	7/13/06		0	2,000,000	4,000,000							N/A
	7/13/06					0	300,000	900,000				6,600,000
	7/13/06								0	500,000	22.00	1,909,500

Andre Hawaux	12/1/06	10/12/06	0	450,000	900,000							N/A
	12/1/06	10/12/06				0	80,000	240,000				2,060,800
	12/1/06	10/12/06							10,000			257,600
	12/1/06	10/12/06								80,000	25.76	348,312
	12/1/06	10/12/06								100,000	25.76	435,390

John Gehring	7/13/06		0	320,000	640,000							N/A
	7/13/06					0	48,000	144,000				1,056,000
	7/13/06								0	80,000	22.00	305,520

Owen Johnson	7/13/06		0	500,000	1,000,000							N/A
	7/13/06					0	96,000	288,000				2,112,000
	7/13/06								0	160,000	22.00	611,040

Rob Sharpe	7/13/06		0	600,000	1,200,000							N/A
	7/13/06					0	96,000	288,000				2,112,000
	7/13/06								0	160,000	22.00	611,040

Scott Messel	7/13/06		0	198,000	396,000							N/A
	7/13/06					0	36,000	108,000				792,000
	7/13/06								0	60,000	22.00	229,140

Former Executives

Frank Sklarsky	7/13/06		0	500,000	1,000,000				0	0		N/A

Jacqueline McCook	7/13/06		0	500,000	1,000,000							N/A
	7/13/06					0	96,000	288,000				2,112,000
	7/13/06								0	160,000	22.00	611,040

1.	Amounts reflect grants made under the fiscal 2007 annual incentive plan (the MIP discussed in our “Compensation Discussion and Analysis”). Actual payouts earned under the program for fiscal 2007 can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There was no guaranteed payout in this plan.

2.	Amounts reflect the three-year performance shares granted under our redesigned long-term incentive program. For the named executive officers other than Mr. Hawaux, one-third of the “target” award shown here was earned and paid-out for fiscal 2007 based on our actual performance. Mr. Hawaux joined the company after fiscal 2007 began

Footnotes continued on following page

and thus was not eligible for a fiscal 2007 payout. Following fiscal 2008, if actual performance warrants it, an additional one-third of the target award shown here can be earned and paid-out to each of Messrs. Rodkin, Gehring, Sharpe and Messel. Up to one-half of the target award may be earned and paid-out to Mr. Hawaux. The balance of the award, including any above-target payout, is earned based on our cumulative performance for the three fiscal years ending in May 2009. Mr. Johnson will forfeit 32,000 of these shares on his July 1, 2008 retirement and Ms. McCook forfeited 64,000 of these shares upon her separation from the company. The amount of compensation expense recognized by the company in fiscal 2007 for these awards (computed in accordance with SFAS 123R) is included in the “Stock Awards” column of the Summary Compensation Table. There is no guaranteed payout in this plan.

3.	Reflects the sign-on grant to Mr. Hawaux of 10,000 shares of restricted stock.

4.	For all named executive officers other than Mr. Hawaux, reflects the option awards granted pursuant to the long-term incentive program. For Mr. Hawaux, includes those options plus a sign-on grant of 100,000 stock options.

5.	Amounts are computed in accordance with SFAS 123R.

Options Exercised and Stock Vested – Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1) (2)	Value Realized on Vesting ($)

Gary Rodkin	0	—	100,000	2,566,000

Andre Hawaux	0	—	0	—

John Gehring	0	—	18,221	467,551

Owen Johnson	0	—	57,380	1,472,371

Rob Sharpe	0	—	32,000	821,120

Scott Messel	0	—	12,000	307,920

Former Executives

Frank Sklarsky	64,000	127,059	0	—

Jacqueline McCook	0	—	32,000	821,120

1.	Includes shares earned for fiscal 2007 under the fiscal 2007 to 2009 long-term incentive plan. For the executives other than Mr. Hawaux, up to one-third of the target award included in the “Grants of Plan Based Awards Table” could be earned and paid-out for fiscal 2007 based on actual performance. The applicable targets under the plan were achieved and the interim payment made. Under the plan terms, dividend equivalents on earned shares, paid in additional shares of common stock, were also distributed to the named executive officers. The shares distributed to the named executive officers as a result of this dividend equivalent feature (and not shown in this table) were: 2,892 shares for Mr. Rodkin; 463 shares for Mr. Gehring; 925 shares for Messrs. Johnson and Sharpe and Ms. McCook; and 347 shares for Mr. Messel. Mr. Hawaux joined the company after fiscal 2007 began and thus was not eligible for a fiscal 2007 payout.

2.	For Messrs. Johnson and Gehring, also includes shares acquired upon the vesting of stock awards granted in 2002 when earned under a prior long-term incentive plan.

Outstanding Equity Awards at Fiscal Year-End – Fiscal 2007

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercise- able (#)	Number of Securities Underlying Unexercised Options Unexercise- able (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)

Gary Rodkin	400,000	600,000	22.83	8/30/2015
	192,000	288,000	22.72	5/25/2016
	200,000	300,000	22.00	7/12/2013
					0	—	200,000	5,132,000

Andre Hawaux	32,000	48,000	25.76	11/30/2013
	0	100,000	25.76	11/30/2013
					10,000	256,600	80,000	2,052,800

John Gehring	20,000	0	24.19	2/13/2012
	8,883	0	25.36	7/11/2012
	56,000	24,000	23.14	7/24/2015
	32,000	48,000	22.00	7/12/2013
					65,981	1,693,072	32,000	821,120

Owen Johnson	40,000	0	25.8750	7/9/2008
	5,000	0	28.3125	9/23/2008
	20,192	0	25.5625	7/29/2009
	57,640	0	21.00	7/13/2010
	125,000	0	22.00	9/26/2011
	101,520	0	25.36	7/11/2012
	112,000	48,000	23.14	7/24/2015
	64,000	96,000	22.00	7/12/2013
					68,392	1,754,939	64,000	1,642,240

Rob Sharpe	120,000	180,000	21.51	11/30/2015
	64,000	96,000	22.72	5/25/2016
	64,000	96,000	22.00	7/12/2013
					0	—	64,000	1,642,240

Scott Messel	10,000	0	22.00	9/26/2011
	9,000	0	25.90	9/25/2012
	28,000	12,000	23.14	7/24/2015
	24,000	36,000	22.00	7/12/2013
					17,098	438,735	24,000	615,840

Former Executives

Frank Sklarsky	0	0	—	—
					0	—

Jacqueline McCook	64,000	96,000	22.00	7/12/2013
					0	—	64,000	1,642,240

Footnotes on following page

1.	All options were granted with an exercise price equal to the closing market price of our common stock on the date of grant. The vesting schedule for options that were outstanding but unexercisable at fiscal year-end is as follows:

	Unexercis- able at FYE	Vesting Schedule
		# of Shares	Vesting Date
Rodkin	600,000	300,000	05/25/08
		300,000	05/31/09

	288,000	144,000	05/28/08
		144,000	05/31/09

	300,000	150,000	05/25/08
		150,000	05/31/09
Hawaux	48,000	24,000	05/25/08
		24,000	05/31/09

	100,000	40,000	12/01/07
		30,000	12/01/08
		30,000	12/01/09
Gehring	24,000	24,000	05/25/08

	48,000	24,000	05/25/08
		24,000	05/31/09
Johnson	48,000	48,000	05/25/08

	96,000	48,000	05/25/08
		48,000*	05/31/09
Sharpe	180,000	90,000	05/25/08
		90,000	05/31/09

	96,000	48,000	05/25/08
		48,000	05/31/09

	96,000	48,000	05/25/08
		48,000	05/31/09
Messel	12,000	12,000	05/25/08

	36,000	18,000	05/25/08
		18,000	05/31/09
McCook	96,000*	48,000	05/25/08
		48,000	05/31/09

* For Mr. Johnson, these options will be forfeited upon his July 1, 2008 retirement. For Ms. McCook, these options were forfeited upon her separation from the company.

2.	The vesting schedule for stock awards that were outstanding but unvested at fiscal year-end is as follows:

	Unvested at FYE	Vesting Schedule
		# of Shares		Vesting Date
Hawaux	10,000	10,000		12/01/09

Gehring	65,981	8,215		05/25/08
		20,000		05/06/09
		17,766		05/31/09
		20,000		12/02/09
Johnson	68,392	32,860		05/25/08
		35,532	*	05/31/09
* 7,106 of these shares will be forfeited upon his July 1, 2008 retirement.
Messel	17,098	8,215		05/25/08
		8,883		05/31/09

3.	The market value of unvested stock and unearned shares is calculated using $25.66 per share, which is the closing market price of our common stock on the NYSE on the last trading day of the fiscal year.

4.	The unearned shares presented in this column are the remaining performance shares targeted to be earned in connection with the fiscal 2007 to 2009 long-term incentive program. The performance shares are not earned unless we achieve the performance targets specified in the plan. Up to one-half of the unearned shares reported here may be earned and paid-out at the end of fiscal 2008 based on cumulative performance for fiscal 2007 and 2008 for all named executive officers other than Mr. Johnson and Ms. McCook. Mr. Johnson will forfeit 32,000 of these shares upon his July 1, 2008 retirement and Ms. McCook forfeited all of these shares upon her separation from the company. The balance of the award, including any above-target payout, is earned based on our cumulative performance for the full three years ending in fiscal 2009.

Pension Benefits – Fiscal 2007

ConAgra Foods maintains a non-contributory defined benefit pension plan for all eligible employees (the “Qualified Pension”). Employees eligible to participate in the Qualified Pension are salaried employees, including the named executive officers, and certain hourly and union employees.

Employees hired before June 1, 2004 were given a one-time opportunity during 2004 to choose between (A) the benefit formulas in the Qualified Pension and qualified 401(k) plan at that time and (B) effective October 1, 2004, a new Qualified Pension formula plus an enhanced company match in our qualified 401(k) plan. Employees hired on or after June 1, 2004 were automatically enrolled in option (B) effective upon their date of hire. With respect to the named executive officers, Messrs. Hawaux and Sklarsky and Ms. McCook joined the company after June 1, 2004 and were automatically enrolled in option (B). Messrs. Johnson, Gehring and Messel were employed prior to June 1, 2004 and each elected option (A). Although Mr. Rodkin and Mr. Sharpe are enrolled in option (B) for purposes of the Qualified Plan (due to commencement of employment after June 1, 2004), their employment agreements entitle them to a total pension benefit equal to the option (A) calculation. Any difference between the option (A) and (B) pension benefits would be provided to them through the Non-Qualified Pension (described below).

Under both option (A) and option (B), the pension benefit formula is determined by adding three components:

•

A multiple of Average Monthly Earnings (up to the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.0% for option (A) and 0.9% for option (B).

•

A multiple of Average Monthly Earnings (over the integration level) multiplied by years of credited service (up to 35 years of credited service). This multiple is 1.44% for option (A) and 1.3% for option (B).

•	A multiple of Average Monthly Earnings multiplied by years of credited service over 35 years. This multiple is 1% for option (A) and 0.9% for option (B).

“Average Monthly Earnings” is the monthly average of the executive’s annual compensation from the company for the highest five consecutive of the final ten years of his or her service. Only salary and annual incentive payments (reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table) are considered for the named executive officers in computing Average Monthly Earnings. The integration level is calculated by the Internal Revenue Service by averaging the last 35 years of Social Security taxable wages, up to and including the year in which the executive’s employment ends.

Participants are vested in a benefit once they have five years of vesting service with the company. Benefits become payable for option (A) participants at the normal retirement age of 65, or age 60 if the participant has 25 or more years of service. Normal retirement age for option (B) participants is 65. Under either option, the Qualified Plan defines early retirement as age 55 with 10 years of service. There is no difference in the benefit formula upon an early retirement and there is no payment election option that would impact the amount of annual benefits any named executive officer would receive. Mr. Johnson is the only named executive officer currently eligible for early retirement.

The named executive officers also participate in a supplemental retirement plan (the “Non-Qualified Pension”). To the extent that a named executive officer’s benefit under the Qualified Pension exceeds the limit on the maximum annual benefit payable under the Employee Retirement Income Security Act of 1974 or such officer’s Average Monthly Earnings exceeds the limit under the Internal Revenue Code on the maximum amount of compensation that can be taken into account under the Qualified Pension, payments are made under the Non-Qualified Pension. Employees eligible to participate in the Non-Qualified Pension are those who are impacted by the statutory limits. The retirement age and benefit formulas are the same as those used for the Qualified Plan except as described in the following paragraphs.

Mr. Rodkin’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. He is entitled to annual pensionable earnings for use in calculating his benefit of no less than $3 million. However, if Mr. Rodkin terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Rodkin voluntarily terminates employment with the company or retires prior to August 31, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause” he will forgo all benefits under the Non-Qualified Pension. Any benefits payable to Mr. Rodkin under the Non-Qualified Pension are subject to offset for benefits paid or payable to him under supplemental pension plans his prior employer may have maintained for his benefit.

Mr. Sharpe’s employment agreement with the company entitles him to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a three-for-one rate until he has service credit of thirty years. However, if Mr. Sharpe terminates his employment voluntarily or retires prior to age 60, a crediting rate of two-for-one is applied. Further, if Mr. Sharpe voluntarily terminates employment with the company or retires prior to November 7, 2010, and the termination or retirement is not approved by the Board of Directors, or he is terminated at any time for “cause” he will forgo all benefits under the Non-Qualified Pension.

Mr. Johnson is entitled to participate in the Non-Qualified Pension with years of service for purpose of calculating benefits under the plan at a rate that began to adjust annually following his 57th birthday. At the pension plan measurement date used for fiscal 2007 financial statement purposes and the table below, this resulted in years of service credited at an approximately 2.3-for-one rate. At his retirement on July 1, 2008, it will result in years of service credited at a 2.5-for-one rate.

The Human Resources Committee has offered extra years of credited service under the Non-Qualified Pension sparingly when deemed appropriate as a hiring incentive. The Committee prefers not to use this incentive and in more recent executive hires, including that of Mr. Hawaux, has not offered it.

Pension Benefits – Fiscal 2007

Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($) (3) (5)
Gary Rodkin	Qualified Pension	1.5	24,650
	Non-Qualified Pension	4.5	1,572,453

Andre Hawaux	Qualified Pension	0.3	3,035
	Non-Qualified Pension	0.3	4,143

John Gehring	Qualified Pension	5.1	53,562
	Non-Qualified Pension	5.1	102,082

Owen Johnson	Qualified Pension	8.7	240,844
	Non-Qualified Pension	20.7	2,974,815

Rob Sharpe	Qualified Pension	1.3	21,814
	Non-Qualified Pension	3.9	421,664

Scott Messel	Qualified Pension	5.6	65,438
	Non-Qualified Pension	5.6	24,970
Former Executives

Frank Sklarsky (4)	Qualified Pension	0	—
	Non-Qualified Pension	0	—

Jacqueline McCook (4)	Qualified Pension	0	12,671
	Non-Qualified Pension	0	40,549

1.	“Qualified Pension” refers to the ConAgra Foods, Inc. Pension Plan for Salaried Employees and “Non-Qualified Pension” refers to the ConAgra Foods, Inc. Nonqualified Pension Plan. There were no plan payments for fiscal 2007.

2.	The number of years of credited service is as of February 28, 2007, the pension plan measurement date used for financial statement reporting purposes.

3.	As of the pension plan measurement date, under the Non-Qualified Pension, Mr. Rodkin had 1.5 years of actual service, Mr. Johnson had 8.7 years of actual service and Mr. Sharpe had 1.3 years of actual service. Each of these executives is party to an agreement with the company in which his credited years of service for purpose of the Non-Qualified Pension is enhanced. Mr. Rodkin and Mr. Sharpe’s service is credited at a rate of three years for each one year of service. At the pension plan measurement date, Mr. Johnson’s service was being credited at a rate of approximately 2.3 years for each one year of service. The resulting augmentation in benefits as a result of these provisions is, for Mr. Rodkin, Mr. Johnson and Mr. Sharpe, respectively, and at February 28, 2007, $1,189,176 (3 additional years), $1,986,615 (12 additional years) and $327,151 (2.6 additional years).

Footnotes continued on following page

4.	Due to his termination of employment with the company, Mr. Sklarsky forfeited all pension benefits. Ms. McCook’s employment with the company ended subsequent to fiscal year-end. At that time, she forfeited all pension benefits.

5.	The valuation methodology and all material assumptions applied in quantifying the present value of the accumulated benefit are set forth in footnote 17 to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2007.

Non-Qualified Deferred Compensation – Fiscal 2007

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2007. The amounts shown include company contributions into our non-qualified 401(k) plan (the “Non-Qualified CRISP”) and for Mr. Rodkin and Ms. McCook, employee contributions into our voluntary deferred compensation plan (the “Voluntary Deferred Comp” plan).

The Non-Qualified CRISP is a benefit provided to the named executive officers and certain other eligible executives. The program supplements our qualified 401(k) plan available to a broad base of salaried and hourly employees. Under our qualified 401(k) plan, for employees enrolled in option (A) under the Qualified Plan, the company will match the first 50% of the first 6% of pay the employee contributes to the qualified 401(k) plan. For employees enrolled in option (B) under the Qualified Plan, the company will match 66 2/3% of the first 6% of pay the employee contributes to the plan. However, the Internal Revenue Code limits the annual before-tax contributions that an individual can make to a qualified retirement plan. If a named executive officer reached this maximum, he or she would lose the ability to receive the full extent of the available company match. The Non-Qualified CRISP is used to enable the company to provide this population with the company match. Under the plan, the company makes a contribution equal to 3% of the named executive officer’s eligible earnings less the contribution made to the qualified 401(k) plan.

The company contribution to the Non-Qualified CRISP is made annually on December 31st. The value of each account is automatically linked to the value of our common stock. Account values are updated quarterly based on the closing market price of our common stock on the NYSE on such day.

We will distribute account balances in cash and in the same manner that a participant has elected to receive the distribution of his or her qualified 401(k) plan balance. In calendar year 2007, participants will be required to make a one-time, irrevocable distribution election to comply with Section 409A of the Internal Revenue Code.

The Voluntary Deferred Comp plan allows employees (including the named executive officers) whose salary is $125,000 or more per year, to defer receipt of 5% to 50% of their salary and up to 50% of their annual incentive payment. The investment alternatives for deferred amounts are an interest bearing account (with interest accruing at a rate equal to 25 basis points over the one-year H15 Treasury constant maturity rate) or a ConAgra Foods stock account. The stock account includes a dividend reinvestment feature that converts dividends into additional shares. An election to participate must be timely filed with the company in accordance with Internal Revenue Service requirements.

Participants who are not retiring or eligible for early retirement under the Qualified Pension are required to take an account distribution in a lump sum payment in the year of termination. If the participant retires or departs when early retirement eligible under the Qualified Pension, the account will be distributed in equal annual installments over 10 years. Participants may make a hardship withdrawal under certain circumstances.

Non-Qualified Deferred Compensation – Fiscal 2007

Name	Plan (1)	Executive Contributions in Last FY ($) (2)	Registrant Contributions in Last FY ($) (3)	Aggregate Earnings in Last FY ($) (2) (4)	Aggregate Balance at Last FYE ($) (5)
Gary Rodkin	Non-Qualified CRISP	—	51,200	(1,509)	59,664
	Voluntary Deferred Comp	1,000,000	—	210,442	1,210,442
Andre Hawaux	Non-Qualified CRISP	—	1,817	(127)	1,664
John Gehring	Non-Qualified CRISP	—	12,900	1,669	27,677
Owen Johnson	Non-Qualified CRISP	—	17,400	22,174	160,252
	Voluntary Deferred Comp	—	—	2,753	20,357
Rob Sharpe	Non-Qualified CRISP	—	22,769	(1,042)	24,246
Scott Messel	Voluntary Deferred Comp	—	—	5,446	86,487
Former Executives
Frank Sklarsky	Non-Qualified CRISP	—	8,138	4,480	38,606
Jacqueline McCook	Non-Qualified CRISP	—	7,729	(541)	7,076
	Voluntary Deferred Comp	9,615	—	97	9,712

1.	“Non-Qualified CRISP” refers to the ConAgra Foods, Inc. Nonqualified CRISP Plan and “Voluntary Deferred Comp” refers to the ConAgra Foods, Inc. Voluntary Deferred Compensation Plan.

2.	Mr. Rodkin chose to defer receipt of 50% of the annual incentive he earned for fiscal 2006 and invest the amount in an account that invests in our common stock. His account balance will ultimately be distributed in shares of common stock.

3.	All amounts are included in the “All Other Compensation” column of the Summary Compensation Table. These amounts, together with the company’s match on executive contributions to the qualified 401(k) plan, are disclosed in the column labeled “Company Contribution to Defined Contribution Plans” in the table included as footnote 8 to the Summary Compensation Table.

4.	Our deferred compensation plans do not offer above market earnings (as defined by SEC rules). As a result, none of these earnings are included in the Summary Compensation Table.

5.	Prior year Summary Compensation Tables included the following (amounts may be greater than the Aggregate Balance at Last FYE due to negative earnings in the plan):

	Non-Qualified CRISP Balance($)(a)	Voluntary Deferred Comp Balance($)(b)
Gary Rodkin	61,354	1,000,000
John Gehring	25,499	—
Owen Johnson	150,906	—
Rob Sharpe	25,469	—
Frank Sklarsky	33,280	—

(a)	Reflects company contributions to the Non-Qualified CRISP reported in the “All Other Compensation” column of prior year Summary Compensation Tables. Messrs. Hawaux and Messel and Ms. McCook have not previously been named executive officers.

(b)	Mr. Rodkin chose to defer receipt of 50% of the annual incentive he earned for fiscal 2006. This incentive was reported in the “Bonus” column of the Summary Compensation Table included in our August 18, 2006 proxy statement.

Potential Payments Upon Termination or Change in Control

Our named executive officers’ employment may be terminated under several possible scenarios. In some of these scenarios, our plans, agreements and arrangements would provide severance benefits in varying amounts to the executive. Further, our plans, agreements and arrangements would provide for certain benefits (or for acceleration of benefits) upon a change in control. Severance and other benefits that are payable upon a termination of employment or upon a change in control are described below. The tables following the narrative discussion summarize the estimated amounts payable upon termination or a change in control under certain circumstances, assuming that the executive’s employment terminated on the last day of our 2007 fiscal year – May 27, 2007. For Mr. Sklarsky and Ms. McCook, see “Agreements with Former Executive Officers” below, which discusses the actual terms of their separation from the company. In July 2007, Mr. Johnson announced his intention to retire from the company, effective July 1, 2008. A transition agreement executed with Mr. Johnson is discussed under “Agreements with Former Executive Officers”.

In the event of a triggering event under any of the plans, agreements and arrangements discussed in this section, all benefits would be paid to the executive in accordance with, and at times permitted by, Section 409A of the Internal Revenue Code.

Severance Plan. We maintain a severance pay plan that provides severance benefit guidelines for all salaried employees. Any benefits payable under the program are at the sole and absolute discretion of ConAgra Foods and for any particular employee, the company may elect to provide severance as suggested by the plan, or provide greater or lesser benefits. Because of individual agreements with the other named executive officers, only Messrs. Gehring and Messel are potentially covered by the plan. Under the plan, the severance plan guidelines for individuals with base pay at or above $250,000 per year are payment of 52 weeks of salary continuation, plus one additional week of salary continuation for each year of continuous service. The guidelines also provide that upon the former employee finding new employment, it is appropriate for the company to provide him or her with a lump sum payment equal to 50% of the severance pay remaining. The other 50% would be forfeited. We are not required to make payments to any named executive officer under the severance plan if he is entitled to receive a severance payment under a change of control agreement (described below). The tabular disclosure provided on page 41 assumes application of these guidelines for Messrs. Gehring and Messel in the “Involuntary Termination Not for Cause or With Good Reason” scenario.

Messrs. Rodkin, Sharpe and Hawaux’s severance benefits would be paid in accordance with their agreements with the company, and not the severance pay plan.

Agreements with Named Executive Officers. ConAgra Foods is party to employment agreements with Messrs. Rodkin and Sharpe and a letter agreement with Mr. Hawaux. In each case, the agreement addresses such matters as the executive’s salary, participation in our annual and long-term incentive plans and participation in employee and executive pension, profit sharing, 401(k) and welfare benefit plans and other benefit programs and arrangements. The impact of these agreements on the fiscal 2007 compensation we report for Messrs. Rodkin, Sharpe and Hawaux is addressed in the “Compensation Discussion and Analysis”. The agreements also address these executives’ severance benefits and right to participate in the company’s change in control benefit program.

Mr. Rodkin and Mr. Sharpe. Many of the severance benefit provisions of our agreements with Messrs. Rodkin and Sharpe are similar. They can be summarized as set forth in the following table. The references to “2010” in this table are references to August 31, 2010 for Mr. Rodkin and November 7, 2010 for Mr. Sharpe, which represents the fifth anniversary of their employment agreements, respectively.

	Termination for Cause	Involuntary Termination w/o Cause or Voluntary Term w/ Good Reason	Voluntary Termination w/o Good Reason	Retirement	Death or Disability
Salary	Paid through the month of termination	Paid through the month of termination plus 24 additional months	Paid through the month of termination	Paid through the month termination	Paid through the month of the event
Annual Incentive Plan	Not eligible for a payment	Paid a pro-rated award for the year of termination based on our actual performance. Paid a target bonus for the next two years	Not eligible for a payment	If approved by the Human Resources Committee, a pro-rated award may be paid	Paid an amount equal to the greater of target and actual bonus for the year of the event
Long-Term Incentive Plan (Performance Shares)	Unvested performance shares are forfeited	“Retirement” treatment applies	If before 2010, all performance shares not yet settled are forfeited; after 2010, “retirement” treatment applies	The performance shares earned based on our actual results are paid out but pro-rated for the full years of completed service	“Retirement” treatment applies
Stock Options	Options terminate; all unexercised options lapse	Full vesting of all options; they remain exercisable for the remainder of their terms	If before 2010, options vested at the time of term remain exercisable for 90 days; after 2010, full vesting of all options. They remain exercisable for the remainder of their terms	Options vested at the time of retirement may be exercised for three years post-retirement	Full vesting of all options; they remain exercisable for the remainder of their terms
Deferred Compensation Account	Paid in a lump sum in the quarter following termination	Paid as a 10-year annuity	If before 2010, paid in a lump sum in the quarter following term; after 2010, paid as a 10-year annuity	Paid as a 10-year annuity	Paid as a 10-year annuity

Non-Qualified CRISP	No benefits paid	Account balance paid in a lump sum when a distribution of the qualified CRISP balance is made	If before 2010 and not Board approved, benefits forfeited. Otherwise, account balance paid in a lump sum when a distribution of the qualified CRISP balance is made	If before 2010 and not Board approved, benefits forfeited. Otherwise, account balance paid in a lump sum when a distribution of the qualified CRISP balance is made	Account balance paid in a lump sum when a distribution of the qualified CRISP balance is made

	Termination for Cause	Involuntary Termination w/o Cause or Voluntary Term w/ Good Reason	Voluntary Termination w/o Good Reason	Retirement	Death or Disability

Non-Qualified Pension	No benefits paid	See discussion on pages 30-32. His benefit will take into account an additional 24 months of service at the salary and target bonus he was receiving at the time of termination	See discussion on pages 30-32	See discussion on pages 30-32	See discussion on pages 30-32

Health and Welfare Benefits	Benefits paid according to plan provisions	Executive and dependents provided with two years of coverage unless earlier become entitled to equivalent coverage under a subsequent employer’s plan. “Retirement” benefits also available	If before 2010, benefits paid according to plan provisions. After 2010, “Retirement” treatment applies	Until executive and spouse attain age 65, they and their other covered dependents are entitled to post-employment COBRA-equivalent medical coverage, at his expense	Until executive and spouse attain age 65, they and their other covered dependents are entitled to post-employment COBRA-equivalent medical coverage, at his expense

The definition of “Cause” in both agreements is action by the executive involving (1) willful malfeasance having a material adverse effect on the company, (2) substantial and continuing refusal in willful breach of the agreement to perform his duties, which refusal has a material adverse effect on the company or (3) conviction of a felony involving moral turpitude under the laws of the United States or any state. “Good Reason” in these agreements means (1) assignment of duties materially inconsistent with the executive’s position, (2) removal from the executive’s position, (3) reduction of the executive’s salary or annual target bonus in effect on the agreement’s date, (4) material breach by the company of the agreement or (5) a requirement that the executive be based at any office or location other than Omaha, Nebraska. Mr. Rodkin’s agreement further defines “Good Reason” as failing to nominate him to our Board. Mr. Sharpe’s agreement further defines “Good Reason” as changing his reporting relationship to other than the CEO or Chairman.

Each agreement provides the executive the right to participate in our change of control benefits programs as modified from time to time and provides minimum change of control benefits if a superior program is not then in place. The company currently maintains a separate change of control program, discussed below. The agreements also provide that if benefits become payable under multiple plans, programs and agreements, the more favorable program terms must be applied.

Either party to these employment agreements may terminate the agreement at any time. In each case, the executive has agreed to non-competition, non-solicitation and confidentiality provisions.

Mr. Hawaux. Under Mr. Hawaux’s agreement with the company, he is provided with a severance benefit equal to 24 months of salary continuation. This amount is payable only in the event of termination for reasons other than cause or a change of control of the company. Cause is not defined. With respect to a termination related to a change of control of the company, Mr. Hawaux’s severance would be governed by the change of control agreements described below.

Annual Incentive Plan. Subject to the following, a participant in the annual incentive plan (or MIP) must be an active employee, in good standing, at the time incentive awards are paid, or he or she forfeits the award. The following plan terms govern the impact of specific separation events:

•

Involuntary termination due to position elimination: If a participant’s position is eliminated during the fourth quarter of the fiscal year, he or she would be eligible for award consideration. The amount of any earned award would be pro-rated for the number of days the individual was eligible to participate in the plan during the fiscal year.

•	Termination due to retirement or disability: Discretion has been retained to pay a pro-rated award to a participant who retires or becomes disabled during the fiscal year.

•	Termination due to death: Any incentive payment for which a participant would have been eligible would be pro-rated to the date of death and paid to his or her estate.

The change of control agreements, described below, govern the payment of annual incentive awards in the event of a change of control. Messrs. Rodkin and Sharpe’s severance benefits are paid in accordance with their agreements with the company.

Long-Term Incentive Plan. The following plan terms govern the impact of a separation from the company on the performance shares granted under the fiscal 2007 to 2009 long-term incentive plan:

•

Termination for any reason other than death, disability or retirement: The participant forfeits all performance shares granted that have not been paid at the date of termination, whether the shares are earned as of that date or not. The Human Resources Committee has the discretion to pay out some or all of the forfeited performance shares if it deems the action appropriate and in the best interests of the company.

•

Termination due to disability or retirement: Earned but unpaid performance shares would be paid out as soon as reasonably practicable after the termination based on our actual performance for the fiscal year ending on or immediately before the event. No distribution would be made with respect to the fiscal year in which the termination of employment occurs, unless that date is the last day of the applicable fiscal year.

•

Termination due to death: A payout would be made at targeted levels for outstanding performance shares, in each case pro-rated to reflect the full number of years in the performance period that the employee was employed (e.g., upon a June 15, 2007 death, a participant would have been eligible for a payout at targeted levels for one-third of the total award (the fiscal 2007 portion only)).

Upon a change of control, the company may, at the Board’s or Human Resources Committee’s discretion, pay a participant all or a portion of the outstanding performance shares. Change of control under the performance share program has the same definition as in the change of control agreements described below.

Outstanding Equity and Restricted Cash Awards. The following terms govern the impact of a separation from the company on outstanding equity and restricted cash awards:

•	Termination for any reason other than death, disability or retirement:

¡	Options: The participant forfeits all options unvested at the date of termination and he or she would have 90 days to exercise his or her vested options.

¡

Restricted stock and RSUs: Our restricted stock and restricted stock unit agreements have historically provided for cliff-vesting on the third or fifth anniversary of the grant date, with a pro-rata vesting feature in the event of termination, not for cause, prior to the cliff-vesting date. More recent grants have eliminated the pro-rata vesting feature and would be fully forfeited upon termination.

¡

Restricted cash: The restricted cash awards cliff-vest on the fifth anniversary of the grant date, with a pro-rata vesting feature in the event of termination, not for cause, prior to the cliff-vesting date.

•	Termination due to disability:

¡	Options and RSUs: The participant forfeits all options and (subject to the pro-rata feature described above) restricted stock units granted that have not vested at the date of termination.

¡	Restricted stock and restricted cash: All unvested awards would automatically vest.

•

Termination due to death or normal retirement: All unvested options, restricted stock, restricted stock units and restricted cash awards would automatically vest and, in the case of options, remain exercisable for three years following termination. Upon an early retirement, the three-year exercise period for options would apply unless the Human Resources Committee eliminated or shortened it, but only as to those options exercisable upon the early retirement.

Each of the agreements evidencing outstanding awards of restricted stock, restricted stock units, restricted cash and stock options provides that the vesting of the award will accelerate upon a change of control. The treatment of Messrs. Rodkin and Sharpe’s equity awards upon a separation are further governed by their agreements with the company.

Retirement Benefits. Our Qualified Pension, Non-Qualified Pension, Non-Qualified CRISP and Voluntary Deferred Comp plans contain provisions relating to the termination of the participants’ employment. These payments are described more fully in the pension benefits and non-qualified deferred compensation disclosure beginning on page 30. Benefits provided to Messrs. Rodkin and Sharpe under these plans are further governed by their agreements with the company.

Change of Control Program. Following a review of market practices during fiscal 2006, the Board of Directors fully revised the change of control program for senior executives and implemented new change of control agreements with reduced benefits with a small group of senior officers. The agreements are designed to encourage management to continue performing their responsibilities in the event of a pending or potential change of control. The officers covered by this program during fiscal 2007 included each of the named executive officers. However, Mr. Sklarsky and Ms. McCook ceased to participate on their last day of employment with the company. Mr. Johnson ceased to participate upon his transition to a reduced work schedule on July 30, 2007.

Generally, a change of control under these agreements occurs if one of the following events occurs:

•

Individuals who constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. Anyone who becomes a director and whose election, or nomination for election, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board is considered a member of the Incumbent Board.

•

Consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our stockholders immediately prior to the transaction do not, immediately thereafter, own more than fifty percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company.

•	A liquidation or dissolution of the company or the sale of all or substantially all of the company’s assets.

Benefits are payable under the change of control agreements in lieu of any severance compensation and benefits under our severance pay plan guidelines described above if, within three years of a change of control, (1) the executive’s employment is involuntarily terminated without “cause” or (2) the executive terminates his or her employment for “good reason”. Each executive who is entitled to benefits under a change of control agreement will receive the following:

•

a lump sum cash payment equal to a multiple of the executive’s base salary and annual bonus (calculated using the executive’s highest annual bonus for the three fiscal years preceding the change of control or the executive’s current target bonus, whichever is greater);

¡	The multiples range from one to three and are three for Messrs. Rodkin, Hawaux and Sharpe and two for Messrs. Gehring and Messel.

•

continuation for three years of medical, dental, disability, basic and supplemental life insurance to the extent such benefits remain in effect for other executives. ConAgra Foods must pay the executive’s cost to participate in the medical and dental plans;

•

benefits under our Non-Qualified Pension commensurate with adding three years to the executive’s years of service and age (except for Mr. Rodkin and Mr. Sharpe, whose pension benefits are determined by their employment agreements). These benefits must be funded in a lump sum through a segregated trust (that remains subject to the claims of our creditors) within 60 days following the termination of employment;

•

a supplemental benefit under our Non-Qualified CRISP plan equal to three times the maximum company contribution that the executive could have received under the qualified CRISP and Non-Qualified CRISP in the year in which the change of control occurs; and

•	outplacement assistance not exceeding $30,000.

In addition, the agreements entitle each executive to an additional payment, if necessary, to make the executive whole as a result of any excise and related taxes imposed by the Internal Revenue Code on any change of control benefits received. If the safe harbor amount at which the excise tax is imposed is not exceeded by more than 10%, the benefits will instead be reduced to avoid the excise tax. The benefit reduction does not apply to Mr. Rodkin’s and Mr. Sharpe’s agreements.

The agreements are double-trigger arrangements, requiring both a change of control event and a termination of employment to trigger the benefits described above. The agreements also provide that upon a change of control, ConAgra Foods may (at the sole and absolute discretion of the Board of Directors or Human Resources Committee) pay each executive all or a pro-rated portion of the executive’s short and/or long-term incentive for the year in which the change of control occurs.

Generally, a termination for “cause” under the agreements requires (1) the willful failure by the executive to substantially perform his or her duties, (2) the willful engaging by the executive in conduct that is demonstrably and materially injurious to the company or (3) the executive’s conviction of a felony or misdemeanor that impairs his or her ability substantially to perform duties for the company.

A right of the executive to terminate with “good reason” following a change of control is generally triggered by (1) any failure of the company to comply with and satisfy the terms of the change of control agreement, (2) a significant involuntary reduction of the authority, duties or responsibilities held by the executive immediately prior to the change of control, (3) any involuntary removal of the executive from an officer position held by the executive immediately prior to the change of control, except in connection with promotions, (4) any involuntary reduction in the aggregate compensation level of the executive, (5) requiring the executive to become based at a new location or (6) requiring the executive to undertake substantially greater amounts of business travel.

Each change of control agreement terminates, in the absence of a change of control, when the executive’s employment as a full-time employee of the company is terminated or the executive enters into a written separation agreement with the company. In addition, we may unilaterally terminate each agreement prior to a change of control following six months prior written notice to the executive.

Summary of Possible Benefits. The following tables summarize the estimated amounts payable upon termination under specified circumstances. A second table summarizes the estimated amounts payable upon termination in connection with a change in control. The data in the tables assumes that each triggering event listed in the tables occurred on May 27, 2007 and that the stock price for our common shares is $25.66, the closing sales price of our common stock on the NYSE on last trading day of fiscal 2007. The tables also assume that incentive plan awards were paid at target for fiscal 2007 and where the Human Resources Committee had discretionary authority in a scenario to award an annual incentive plan payout, it exercised that authority. The total payments for each termination scenario are in bold with the details making up the estimate shown below each total. We have not shown payouts of accumulated balances in retirement or deferred compensation plans when the terminating event does nothing more than create a right to a payment of an accumulated account balance.

	Mr. Rodkin	Mr. Hawaux	Mr. Sharpe	Mr. Gehring	Mr. Messel
Voluntary Termination without Good Reason	$10,959	$—	$6,573	$—	$—
Salary continuation	10,959	—	6,573	—	—
Involuntary Termination Not for Cause or With Good Reason (1)	18,208,348	1,350,000	6,613,460	758,462	559,731
Salary continuation	2,010,959	900,000	1,206,573	438,462	361,731
Annual Incentive Plan	6,000,000	450,000	1,800,000	320,000	198,000
Performance Shares	2,566,000	—	821,120	—	—
Unvested accelerated stock options	3,642,720	—	1,380,600	—	—
Non-Qualified Pension	3,961,612	—	1,399,298	—	—
Life insurance benefits	5,699	—	5,699	—	—
Disability benefits	170	—	170	—	—
Health benefits	21,188	—	—	—	—
Involuntary Termination for Cause	10,959	—	6,573	—	—
Salary continuation	10,959	—	6,573	—	—
Normal Retirement	4,576,959	860,560	1,427,693	1,957,833	952,540
Salary continuation	10,959	—	6,573	—	—
Annual Incentive Plan	2,000,000	450,000	600,000	320,000	198,000
Performance Shares	2,566,000	410,560	821,120	410,560	307,920
Unvested accelerated stock options	—	—	—	236,160	162,000
Unvested accelerated restricted stock	—	—	—	737,710	133,334
Unvested accelerated restricted cash	—	—	—	253,403	151,286
Death / Disability	9,369,679	2,181,960	5,458,293	2,907,833	2,267,540
Salary continuation	10,959	—	6,573	—	—
Annual Incentive Plan	2,000,000	450,000	600,000	320,000	198,000
Performance Shares	2,566,000	410,560	821,120	410,560	307,920
Unvested accelerated stock options	3,642,720	14,800	1,380,600	236,160	162,000
Unvested accelerated restricted stock	—	256,600	—	737,710	133,334
Unvested accelerated restricted cash	—	—	—	253,403	151,286
Life insurance benefits (on death only)	1,000,000	900,000	2,500,000	800,000	1,165,000
Disability benefits (on disability only) (2)	150,000	150,000	150,000	150,000	150,000

1.	For Messrs. Hawaux, Gehring and Messel, no incremental benefits are paid upon an involuntary termination with “Good Reason”. In that scenario payments are zero. For these three individuals, this section is only applicable in the event of an involuntary termination not for “Cause”. For Mr. Gehring and Mr. Messel’s salary continuation, we have assumed application of the severance pay plan guidelines described on page 35. Payments under that plan are at the company’s discretion.

2.	Represents one year of disability benefits, which are capped at $150,000 per year.

Change of Control And . . .	Mr. Rodkin	Mr. Hawaux	Mr. Sharpe	Mr. Gehring	Mr. Messel
No Termination	$8,208,720	$1,131,960	$2,801,720	$1,957,833	$952,540
Annual Incentive Plan	2,000,000	450,000	600,000	320,000	198,000
Performance Shares	2,566,000	410,560	821,120	410,560	307,920
Unvested accelerated stock options	3,642,720	14,800	1,380,600	236,160	162,000
Unvested accelerated restricted stock	—	256,600	—	737,710	133,334
Unvested accelerated restricted cash	—	—	—	253,403	151,286
Voluntary Termination without Good Reason; Involuntary Termination for Cause (1)	8,219,679	1,131,960	2,808,293	1,957,833	952,540
Salary continuation	10,959	—	6,573	—	—
Annual Incentive Plan	2,000,000	450,000	600,000	320,000	198,000
Performance Shares	2,566,000	410,560	821,120	410,560	307,920
Unvested accelerated stock options	3,642,720	14,800	1,380,600	236,160	162,000
Unvested accelerated restricted stock	—	256,600	—	737,710	133,334
Unvested accelerated restricted cash	—	—	—	253,403	151,286
Involuntary Termination Not for Cause or With Good Reason	29,228,930	5,433,452	10,872,818	4,868,946	1,864,473
Salary continuation	3,010,959	1,350,000	1,806,573	800,000	528,000
Annual Incentive Plan (2)	8,000,000	1,800,000	2,400,000	960,000	396,000
Performance Shares	2,566,000	410,560	821,120	410,560	307,920
Unvested accelerated stock options	3,642,720	14,800	1,380,600	236,160	162,000
Unvested accelerated restricted stock	—	256,600	—	737,710	133,334
Unvested accelerated restricted cash	—	—	—	253,403	151,286
Non-Qualified CRISP	180,600	32,451	95,307	58,950	20,371
Non-Qualified Pension	3,961,612	—	1,399,298	162,249	88,623
Life insurance benefits	8,549	3,704	8,549	3,278	3,278
Disability benefits	255	255	255	255	255
Health benefits	44,269	40,894	—	40,894	43,406
Outplacement	30,000	30,000	30,000	30,000	30,000
Excise Tax Gross-Up	7,783,966	1,494,188	2,931,116	1,175,487	—

1.	All benefits shown in this scenario (other than salary continuation for Messrs. Rodkin and Sharpe) would become payable as a result of the occurrence of the change of control, and are unrelated to the assumed termination.
2.	Assumes a fiscal 2007 annual incentive plan award at target plus the annual incentive plan payment provided by the change of control agreement.

Agreements with Former Executive Officers. On June 16, 2006, Mr. Sklarsky announced plans to leave the company following a transition to a new chief financial officer to be named at a later date. Under an employment and separation agreement dated July 14, 2006, Mr. Sklarsky agreed to remain in his position for a transition period and to comply with confidentiality, non-competition and non-solicitation provisions following his termination of employment. ConAgra Foods agreed that, following Mr. Sklarsky’s departure and in satisfaction of his prior agreements with the company, Mr. Sklarsky would receive his monthly $41,667 salary for two years, be eligible for a payment under the annual incentive plan for fiscal 2007, at a level equal to the pool funding level (i.e., 180% of target), but pro-rated for his actual months of service during fiscal 2007 (4.4 months) and receive a cash payment of $1,250,000 six months following his separation in consideration of loss of benefits associated with his initial employment agreement. The agreement also entitled Mr. Sklarsky to continue medical benefits at active employee premium rates, be eligible for outplacement services and not be required to return any monies or benefits actually received pursuant to his initial employment agreement.

We are party to an employment and separation agreement, dated February 26, 2007, with Ms. McCook. Under the agreement, Ms. McCook agreed to remain an employee of the company until July 31, 2007 and, from April 1, 2007 until July 31, 2007 provide services reasonably requested by the company. She ceased to hold executive officer status on February 19, 2007. Ms. McCook agreed to non-competition, non-solicitation, non-disparagement and confidentiality covenants and provided a full release of claims against the company. The company agreed to pay Ms. McCook her monthly salary through March 31, 2009, and her annual incentive award for fiscal 2007 at a level equal to the pool funding level (i.e., 180% of target). Her outstanding equity awards and the performance shares issued to Ms. McCook under the long-term incentive program were permitted to continue vesting through July 31, 2007. All unvested equity awards at July 31, 2007 and all unearned performance shares outstanding at that time were forfeited. Ms. McCook is also entitled to participate in our medical, dental and vision plans at her pre-separation levels and at active employee rates until March 31, 2009 or her earlier re-employment with a company that provides medical and dental benefits.

On July 18, 2007, the company entered into a Transition Agreement with Mr. Johnson related to his announced retirement. Under the agreement, Mr. Johnson has agreed to serve the company until his retirement date of July 1, 2008, to facilitate knowledge transfer and a smooth transition of his areas of responsibility. He began to work a reduced schedule on July 30, 2007, but is expected to continue providing substantial support to the company during fiscal 2008. Under the agreement, Mr. Johnson’s salary was reduced by 50% effective July 30, 2007. Until his July 1, 2008 retirement, Mr. Johnson’s outstanding equity, restricted cash and performance-based awards will continue to vest (in accordance with plan provisions) and he will continue to receive all welfare benefits available to senior company executives. Upon his retirement, Mr. Johnson’s equity awards, restricted cash and performance shares will be exercisable or vest in accordance with plan provisions related to retirement. He will receive standard retirement benefits under all applicable plans, although in accord with the terms of his hiring arrangement, his credited years of service under the Non-Qualified Pension will reflect 25.2 years of service with the company upon his retirement, versus his 10.1 years of actual service through July 1, 2008. We have agreed that if a change of control of the company should occur, the unfunded component of Mr. Johnson’s pension will be funded to the same extent and by the same mechanism, if any, as that used for executive officers in connection with any change of control. The Transition Agreement also confirmed Mr. Johnson’s 2008 annual incentive plan target at 100% of salary actually received, and his participation in the 2008 to 2010 long-term incentive program on a reduced basis. Mr. Johnson has agreed to non-solicitation, non-competition, non-disparagement, cooperation and confidentiality provisions in connection with his retirement.

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing (1) the integrity of the financial statements of the company, (2) the qualifications, independence and performance of the company’s independent auditors and internal audit department and (3) compliance by the company with legal and regulatory requirements. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is available on our website.

ConAgra Foods’ management is responsible for the company’s financial reporting process and internal controls. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee oversees the company’s financial reporting process and internal controls on behalf of the Board of Directors.

The Audit Committee has sole authority to retain, compensate, oversee and terminate the independent auditor. The Audit Committee reviews the company’s annual audited financial statements, quarterly financial statements, and other filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including: (1) critical accounting policies of the company, (2) material written communications between the independent auditor and management, (3) the independent auditor’s internal quality-control procedures, (4) significant changes in the company’s selection or application of accounting principles and (5) the effect of regulatory and accounting initiatives on the financial statements of the company. The Committee also has the authority to conduct investigations within the scope of its responsibilities and to retain legal, accounting and other advisors to assist the committee in its functions.

During the last fiscal year, the Audit Committee met and held discussions with representatives of ConAgra Foods management, its internal audit staff and KPMG LLP, independent auditor. Representatives of financial management, the internal audit staff, and the independent auditors have unrestricted access to the Audit Committee and periodically meet privately with the committee. The Audit Committee reviewed and discussed with ConAgra Foods’ management and KPMG the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2007.

The Committee also discussed with KPMG other matters required to be discussed by the auditors with the Committee under the Statement on Auditing Standards No. 61, as amended (communication with audit committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee received and discussed with the independent auditors their written report on their independence from the company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also considered whether the provision of non-audit services provided by KPMG to the company during fiscal 2007 was compatible with the auditors’ independence.

Based on these reviews and discussions, and the report of the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2007 for filing with the Securities and Exchange Commission.

ConAgra Foods, Inc. Audit Committee

Stephen G. Butler, Chairman

Mogens C. Bay

W.G. Jurgensen

Kenneth E. Stinson

Proposal # 2: Ratification of Appointment of Independent Auditor

The firm of KPMG LLP conducted the audits of our financial statements for fiscal years 2007 and 2006. The Audit Committee has re-appointed KPMG as the independent registered public accounting firm to conduct the 2008 audit of our financial statements and the Board of Directors requests that the stockholders ratify this appointment.

Representatives from KPMG are expected to be present at the annual meeting. The representatives will have the opportunity to make a statement and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

Fees billed to us by KPMG for services provided for these fiscal years were as follows:

	Fiscal 2007	Fiscal 2006
Audit Fees	$6,700,000	$7,723,000
Audit-Related Fees	436,300	605,000
Tax Fees	15,700	—
All Other Fees	—	—

Total Fees	$7,152,000	$8,328,000

Audit Fees consist of the audits of our fiscal 2007 and 2006 annual financial statements and the review of our quarterly financial statements during fiscal 2007 and 2006.

Audit-Related Fees consist primarily of employee benefit plan audits and services related to business divestitures.

Tax Fees consist of international tax planning, federal, state and expatriate tax compliance.

All Other Fees. There were no services in this category provided in fiscal 2007 or 2006.

The Audit Committee pre-approves all audit and non-audit services performed by the independent auditor. The Audit Committee will periodically grant general pre-approval of certain audit and non-audit services. Any other services must be specifically approved by the Audit Committee, and any proposed services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. In periods between Audit Committee meetings, the Chairman of the Audit Committee has the delegated authority from the Committee to pre-approve additional services, and pre-approvals are then communicated to the full Audit Committee at its next meeting. The Audit Committee approved 100% of the services performed by KPMG during fiscal years 2007 and 2006.

Effective August 11, 2005, the Audit Committee dismissed Deloitte & Touche LLP as our independent registered public accounting firm, coinciding with the completion of the audit of our fiscal year ended May 29, 2005. During the 2004 and 2005 fiscal years, there were no disagreements with Deloitte & Touche on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its report on our consolidated financial statements for such years. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except for a material weakness in internal control with respect to accounting for income taxes as reported in our Annual Report for the fiscal year ended May 29, 2005. On July 15, 2005, the Audit Committee approved the engagement of KPMG LLP to audit the company’s financial statements for the fiscal year ended May 28, 2006. The Audit Committee has re-appointed KPMG as the independent registered public accounting firm to conduct the 2008 audit.

The Board of Directors recommends a vote “FOR” Item 2.

Proposal #3: Stockholder Proposal Regarding Controlled Atmosphere Killing

We have been informed that People for the Ethical Treatment of Animals, 501 Front St., Norfolk, VA 23510, who reports ownership of approximately 140 shares of our common stock, intends to introduce the following resolution at the meeting:

Stockholder Proposal

“Resolved, to improve the quality of ConAgra’s poultry products and the welfare of the workers and animals used to make them, shareholders request that the Board of Directors issue a report to shareholders by March 2008 on the feasibility of requiring that its poultry suppliers adopt controlled-atmosphere killing (CAK). This report should be prepared at a reasonable cost and omit proprietary information.”

Stockholder’s Supporting Statement

All of ConAgra’s poultry suppliers use electric immobilization. This involves dumping and shackling live birds, shocking them with electrified water, slitting their throats, and defeathering them in tanks of scalding-hot water.

Electric mobilization lowers product quality and yield and compromises worker safety and animal welfare:

•	Birds suffer broken bones, bruising, and hemorrhaging when they’re dumped and shackled, which lowers product quality and yield. They also peck and scratch at each other, which increases contamination.

•	Birds are often scalded to death in defeathering tanks, further decreasing yield. When this happens, they defecate in the tanks, further increasing product contamination.

•

Frenzied birds flap and kick workers and vomit and defecate on them, increasing worker injuries and illness and creating overall poor ergonomics. This leads to higher company payout and an extremely high turnover rate.

•

Because frustrated workers handle live birds, they often abuse animals. Recently, workers at a Butterball facility in Arkansas (then owned by ConAgra) were documented punching and kicking live birds, stomping birds’ heads until their skulls exploded, and even sexually assaulting them (see www.ButterballCruelty.com).

CAK is USDA-approved and improves product quality, yield, working conditions and animal welfare:

•

With CAK, birds are placed in chambers while they are still in their transport crates, where their oxygen is replaced with inert gasses and/or carbon dioxide, efficiently and gently putting them “to sleep.”

•

Because there is no live dumping, live shackling, or live scalding, product quality and yield (and animal welfare) are greatly improved and contamination decreases. The manager of a CAK plant in Ohio told Poultry USA that since switching to CAK, his company is “starting to quantify the improvements in yield and labor … [and] see the benefits in wings, wing meat, and breast meat.”

•

Because workers only handle birds once they are dead, ergonomics improve, injury and illness rates decrease, and workers’ opportunities to abuse live birds are eliminated. The turnover at a Nebraska poultry plant dropped by 75 percent after installing CAK. “Before, every week there was a new person. Now, it’s one of the nicer jobs in the plant,” said the plant’s owner.

Recognizing CAK’s vast benefits, ConAgra vice president Karl Skold wrote in a 2006 letter to its poultry suppliers that “studies indicate [CAK] is the most humane form of poultry slaughter available and also improves product quality and yield when compared to conventional methods” and asked that they “consider an operational phasing in of the CAK process.” To date, none of ConAgra’s suppliers have done so.

Clearly, it is in the company’s best interest that shareholders vote for this resolution.

Board Recommendation

Your Board of Directors opposes this proposal.

ConAgra Foods is primarily a packaged goods manufacturer. In recent years, we have sold all of our live-animal assets, and we no longer own, raise or transport animals. However, we recognize that as a purchaser of food (including poultry) for inclusion in our products, we have the opportunity and responsibility to influence the way animals supplied to us are treated. Our first priority has always been the safety and quality of our products, but we are also committed to the humane treatment of animals. In this spirit, we have already taken the direct approach of asking our poultry suppliers to evaluate CAK.

Some of our suppliers have evaluated, and continue to evaluate, this method. These evaluations consider a number of factors, including: animal welfare; scientific research and studies; production methods used commercially both in the U.S. and internationally; food safety and product quality; the safety of humans involved in the slaughter process; technical difficulties in operating equipment and procedures; environmental factors and expected costs. Our suppliers believe the research as to whether CAK is a better method than conventional stunning is incomplete and inconclusive and that further research should be conducted.

We work hard to be a good corporate citizen and believe in good animal handling practices. However, we believe that the proposed animal welfare report is unnecessary and would not result in any additional benefit to our stockholders. The proposed report would be costly and time-intensive to prepare, and is duplicative of existing efforts.

For these reasons, the Board recommends a vote AGAINST Proposal #3.

Additional Information

Legal Proceedings

Three purported class actions were filed in United States District Court for Nebraska, Rantala v. ConAgra Foods, Inc., et. al., Case No. 805CV349, and Bright v. ConAgra Foods, Inc., et. al., Case No. 805CV348 on July 18, 2005, and Boyd v. ConAgra Foods, Inc., et. al., Case No. 805CV386 on August 8, 2005. The lawsuits are against the company, its directors and its employee benefits committee on behalf of participants in the CRISP plans. The lawsuits allege violations of the Employee Retirement Income Security Act in connection with events described in our Form 10-K for the year ended May 27, 2007 and resulting in an April 2005 restatement of our financial statements and related matters. The company has reached a settlement with the plaintiffs in these actions subject to final court approval. The settlement includes a $4 million payment, most of which will be paid by an insurer. The company has also agreed to make certain prospective changes to its benefit plans as part of the settlement.

Proposals for 2008 Annual Meeting

To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received at our principal executive offices no later than the close of business on April 19, 2008.

Our bylaws outline the process for stockholders to follow to nominate a director or present any other business at an Annual Stockholders’ Meeting. Generally, a stockholder must give timely notice to the ConAgra Foods Corporate Secretary. To be timely, that notice for the 2008 annual meeting must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the 2007 annual meeting. However, if the date of the 2008 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, the notice must be received not later than the 90th day prior to the meeting day or the tenth day following public announcement of the meeting date. The bylaws specify the information that must accompany any such stockholder notice.

Proposals, nominations and inquiries regarding these matters should be addressed to Corporate Secretary, ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska, 68102.

ADMISSION TICKET

ConAgra Foods 2007 Annual Stockholders’ Meeting

Thursday, September 27, 2007

1:30 p.m. CT

Witherspoon Concert Hall

Joslyn Art Museum

2200 Dodge Street

Omaha, Nebraska 68102

You must present this admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, in order to gain admittance to the September 27, 2007 Annual Stockholders’ Meeting. This ticket is not transferable and admits only the stockholder(s) listed on the reverse side and one guest. Cameras, recording devices and large packages/containers will not be permitted at the meeting.

This is Your ConAgra Foods

PROXY CARD

Please vote and sign on reverse side

This proxy is solicited by your Board of Directors for the

September 27, 2007 Annual Stockholders’ Meeting

The undersigned appoints each of Steven F. Goldstone and Gary M. Rodkin as proxy, with full power of substitution, to vote all shares of common stock of ConAgra Foods, Inc. that the undersigned would be entitled to vote at the Annual Stockholders’ Meeting and any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC INSTRUCTIONS AS INDICATED ON THE REVERSE SIDE OF THIS PROXY. IF YOU SIGN AND RETURN YOUR PROXY BUT DO NOT CHECK THE APPROPRIATE BOX FOR A PARTICULAR ITEM, THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2 AND AGAINST ITEM 3, AND AS RECOMMENDED BY THE BOARD OF DIRECTORS UPON SUCH OTHERS MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL STOCKHOLDERS’ MEETING.

If you wish to vote by mailing this proxy card, please mark the boxes accordingly, indicate the date, sign your name exactly as it appears on this card and return it in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. Information on telephonic and Internet voting is on the reverse side of this proxy card.

(This proxy is continued on the reverse side)

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card. Telephone and Internet voting are available until 11:59 p.m. (ET) on September 26, 2007.

VOTE BY PHONE: 1-800-690-6903	VOTE BY INTERNET: WWW.PROXYVOTE.COM
1. Read the accompanying Proxy Statement and this proxy card.	1. Read the accompanying Proxy Statement and this proxy card.
2. Call toll free 1-800-690-6903.	2. Go to website www.proxyvote.com.
3. Follow the recorded instructions.	3. Follow the instructions.

VOTE BY MAIL
1. Read the accompanying Proxy Statement and this proxy card.
2. Mark, sign and date your proxy card.
3. Return it in the enclosed postage-paid envelope.
If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors recommends a vote FOR all nominees listed in Item 1 and FOR Item 2.	Please mark Your votes as Indicated in This example	☒

Item 1. Elect Directors - Nominees

(1) Mogens C. Bay, (2) Steven F. Goldstone, (3) W.G. Jurgensen,

(4) Ruth Ann Marshall, (5) Gary M. Rodkin and (6) Andrew J. Schindler

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s),
☐	☐	☐	mark “For All Except” and write the number(s) of the nominee(s)
on the line below:
__________________________________

Item 2. Ratify the appointment of Independent Auditors

For	Against	Abstain

☐	☐	☐

The Board of Directors recommends a vote AGAINST Item 3.

Item 3. Shareholder Proposal Regarding Controlled Atmosphere Killing

For	Against	Abstain

☐	☐	☐

	Yes	No	The shares will be voted as directed, or if no direction is indicated, as recommended by the Board of Directors.

Please indicate if you plan to attend the meeting.	____	____
Signature

Date

NOTE: Please sign as name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such.

Information Regarding the ConAgra Foods

2007 Annual Meeting

Our annual meeting this year is being held on September 27, 2007 at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska. The meeting will begin at 1:30 p.m. CT. Parking is available on-site.

As with last year, our annual meeting is a business meeting only with attendance limited to stockholders, and it does not include a luncheon or reception. We are again offering a webcast of the meeting at investor.conagrafoods.com. You can listen to the meeting as it occurs or afterwards, if you prefer.

An admission ticket, along with some form of government-issued photo identification such as a valid driver’s license or passport, will be required for admission to the annual meeting. Registration will begin at 12:30 p.m. CT.

•	If your ConAgra Foods shares are registered in your name and you received your proxy materials by mail, your admission ticket is on the back of your proxy card.

•

If your ConAgra Foods shares are registered in your name and you received your proxy materials electronically over the Internet, please refer to the appropriate section of the electronic materials to print off your admission ticket.

•

If your ConAgra Foods shares are held in a bank or brokerage account and you did not receive an admission ticket, you may still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned ConAgra Foods common stock on August 2, 2007. Some form of government-issued photo identification will also be required.

No cameras, recording devices or large packages/containers will be permitted in the meeting room.